Exhibit 1.2

Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of September 10, 2024, is entered into by and among HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., a Delaware corporation (“Parent” or the “Successor Borrower” and, on and following the First Amendment Effective Date, the “Borrower”), HAT HOLDINGS I LLC, a Maryland limited liability company (“HAT I”), HAT HOLDINGS II LLC, a Maryland limited liability company (together with HAT I, the “Original Borrowers” and, prior to the First Amendment Effective Date, the “Borrowers”), each other Loan Party party hereto, each Lender (including, for the avoidance of doubt, any Issuing Bank) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of April 12, 2024 (as amended, supplemented or otherwise modified, renewed or replaced from time to time prior to the date hereof, the “Credit Agreement” and, the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement), among Parent, HAT Holdings I LLC, HAT Holdings II LLC, the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent;

WHEREAS, on the First Amendment Effective Date (as defined below), (i) each Original Borrower intends to assign all of its obligations as a “Borrower” under the Credit Agreement to Parent and (ii) Parent intends to assume all of the obligations of each of Original Borrowers, as the Borrower under the Amended Credit Agreement (the “First Amendment Assignment”);

WHEREAS, on the First Amendment Effective Date, immediately following the First Amendment Assignment, each of the Original Borrowers will be automatically and irrevocably released as a Borrower under the Amended Credit Agreement but will remain a Loan Guarantor under the Amended Credit Agreement and the other Loan Documents (the “First Amendment Release” and, together with the First Amendment Assignment, the “First Amendment Transactions”); and

WHEREAS, in accordance with Sections 9.02 and 9.04(a)(i) of the Credit Agreement, each Lender party hereto has agreed to permit the First Amendment Transactions and the other amendments to the Credit Agreement set forth herein in accordance with the terms of this Amendment and the Credit Agreement and subject to the conditions set forth in Section 4;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Successor Borrower.

(a) Effective as of the First Amendment Effective Date, Parent shall be the Borrower for all purposes of the Amended Credit Agreement and the other Loan Documents.

(b) Immediately following the First Amendment Release, each reference to “Borrowers” or “Borrower” in the Amended Credit Agreement or any other Loan Document shall be deemed a reference to Parent (in its capacity as the Borrower and the Successor Borrower).

2. Assumption and Joinder.

(a) On the First Amendment Effective Date, the Successor Borrower hereby expressly, unconditionally and irrevocably assumes all Indebtedness and Obligations of the Original Borrowers under the Amended Credit Agreement and the other Loan Documents, and the Successor Borrower expressly, unconditionally and irrevocably agrees to pay, perform and discharge such Indebtedness and Obligations in accordance with the terms of the Amended Credit Agreement and the other Loan Documents and otherwise be liable for such Indebtedness and to perform and discharge all such Obligations and any and all covenants and other obligations under the Amended Credit Agreement and the other Loan Documents, and the Successor Borrower will become the “Borrower” for all purposes under the Amended Credit Agreement and the other Loan Documents.

(b) For the avoidance of doubt, effective as of the First Amendment Effective Date, the Successor Borrower is hereby designated as the Borrower under the Amended Credit Agreement and the other Loan Documents with the same force and effect as if originally named therein as the Borrower, and hereby (a) agrees to all the terms and provisions of the Amended Credit Agreement and to be bound thereby, and hereby expressly assumes all obligations and liabilities of the Original Borrowers thereunder and (b) represents and warrants that the representations and warranties made by it as the Borrower in the Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as so qualified), in each case on, on and as of the date hereof, with the same effect as though made on and as of the date hereof, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects). On the First Amendment Effective Date, each reference to any “Borrower” or the “Borrowers” in the Amended Credit Agreement and any other Loan Document shall be deemed to be a reference to the Successor Borrower.

3. Amendments to Credit Agreement. On and after the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached hereto as Exhibit A.

4. Conditions to Effectiveness.

(a) First Amendment Effective Date. This Amendment will become effective as of the first time (the “First Amendment Effective Date”) as of which each of the following conditions has been satisfied:

(i) Amendment. The Administrative Agent (or its counsel) shall have received (1) from (a) the Successor Borrower, (b) each of the Original Borrowers, (c) each other Loan Party, (d) each Lender (including, for the avoidance of doubt, the Issuing Bank) and (e) the Administrative Agent a counterpart of this Amendment signed on behalf of such party and (2) any promissory notes requested by any Lender pursuant to Section 2.10 of the Amended Credit Agreement, executed by the Successor Borrower and payable to the order of such Lender.

(ii) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (1) a certificate of each Loan Party, dated as of the First Amendment Effective Date and executed by its Secretary or Assistant Secretary, which shall (x) certify and attach the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of this Amendment and each other Loan Document to which it is a party and, in the case of the Successor Borrower, the incurrence and/or assumption of the extensions of credit contemplated hereunder to occur on the First

2

Amendment Effective Date, (y) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Successor Borrower, its Financial Officers, and (z) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (2) a good standing certificate for each Loan Party from its jurisdiction of organization.

(iii) Fees. (1) The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed and, solely with respect to such expenses, for which invoices have been presented on or before the First Amendment Effective Date (including the reasonable fees and expenses of legal counsel) and (2) the Lenders and the Administrative Agent shall have received all accrued and unpaid interest and fees under the Credit Agreement as of the First Amendment Effective Date.

(iv) Officers Certificate. (1) Immediately prior to and immediately following the First Amendment Effective Date (including after giving pro forma effect to the making of any Borrowing or the issuance, amendment, renewal, or extension of any Letter of Credit, as applicable, to be made at such time) (x) the representation and warranty of the Loan Parties set forth in Section 5(c) hereof shall be true and correct in all respects and (y) no Default or Event of Default shall have occurred and be continuing and (2) the Administrative Agent shall have received a certificate, signed by a president, a vice president or a Financial Officer of the Successor Borrower, dated as of the First Amendment Effective Date, confirming compliance with the conditions set forth in the immediately preceding clause (1).

(v) USA PATRIOT Act, Beneficial Ownership, Etc. The Administrative Agent shall have received, (x) at least five (5) days prior to the First Amendment Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Successor Borrower at least ten (10) days prior to the First Amendment Effective Date, (y) to the extent the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the Amended Credit Agreement) and if any Lender has requested, in a written notice to the Successor Borrower at least ten (10) days prior to the First Amendment Effective Date, a Beneficial Ownership Certification in relation to the Successor Borrower, such Lender shall have received such Beneficial Ownership Certification at least five (5) days prior to the First Amendment Effective Date (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (v) shall be deemed to be satisfied) and (z) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(vi) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, signed by a Financial Officer of the Successor Borrower, dated as of the First Amendment Effective Date.

(vii) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of (x) Clifford Chance US LLP, New York counsel for the Loan Parties and (y) Venable LLP, Maryland counsel for the Loan Parties, in each case in form and substance satisfactory to the Administrative Agent. The Successor Borrower hereby requests such counsel to deliver such opinion.

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5. Representations and Warranties. The Successor Borrower, each Original Borrower and each other Loan Party each hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:

(a) this Amendment has been duly authorized, validly executed and delivered by a Responsible Officer of each such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) the execution, delivery and performance of this Amendment by each Loan Party will not (A) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (B) violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (C) violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, or (D) result in the creation or imposition of, or other requirement to create, any Lien on any asset of any Loan Party or any Subsidiary;

(c) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as so qualified), in each case on, and as of, the First Amendment Effective Date, with the same effect as though made on and as of the First Amendment Effective Date, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); and

(d) at the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

6. Release. On the First Amendment Effective Date, immediately following the First Amendment Assignment, each of the Original Borrowers shall be automatically and irrevocably released as a Borrower, but will remain a Loan Guarantor and a Loan Party under the Amended Credit Agreement and the other Loan Documents and shall not, for the avoidance of doubt, be released from any other Obligations. For the avoidance of doubt, each of the Original Borrowers herby confirms that it is a Loan Guarantor, that it guarantees the Guaranteed Obligations pursuant to Section 10.01 of the Amended Credit Agreement and is subject to the provisions of the Amended Credit Agreement and the other Loan Documents in its capacity as a Loan Guarantor and a Loan Party, including Article 10 of the Amended Credit Agreement.

7. Confirmation of Guarantees and Obligations. Each Loan Party hereby (i) except as expressly provided for herein, reaffirms its obligations under the Credit Agreement and each and every other Loan Document to which it is a party, (ii) confirms that its guarantee of the Guaranteed Obligations shall apply to the Successor Borrower’s obligations under the Amended Credit Agreement and the other Loan Documents and (iii) reaffirms and agrees to be bound by each guarantee made by the Loan Parties in favor of the Guaranteed Parties (and/or the Administrative Agent on behalf of the Guaranteed Parties) under or in connection with the Credit Agreement or any other Loan Document entered into in connection therewith and agrees that notwithstanding entry into this Amendment, such guarantees in favor of the Administrative Agent on behalf of the Lenders shall continue in full force and effect (and shall apply to the Guaranteed Obligations (as defined in the Amended Credit Agreement)). The Successor Borrower and each other Loan Party hereby agrees, confirms, and acknowledges as of the date hereof that it is validly indebted to the Lenders for the payment of all Obligations and any other liabilities pursuant to and in accordance with the terms of the Amended Credit Agreement and the other Loan Documents without offset, defense, cause of action or counterclaim of any kind or nature whatsoever.

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8. Further Assurances. At any time and from time to time, upon the Administrative Agent’s request and at the sole expense of the Loan Parties, each Loan Party will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Administrative Agent reasonably deems necessary to effect the purposes of this Amendment.

9. Reference to and Effect on the Loan Documents.

(a) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “hereunder”, “hereof”, “Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement, as amended hereby. From and after the First Amendment Effective Date, this Amendment shall be a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

(b) Except as expressly set forth herein and in the Amended Credit Agreement, this Amendment does not constitute an amendment, waiver or modification of any other provision of the Credit Agreement, does not constitute a waiver of timely compliance with the provisions of the Credit Agreement or any provision of any other Loan Document, does not constitute a waiver of any Default or Event of Default whether or not known to the Administrative Agent or the Lenders, and does not entitle any Loan Party to any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document, or to a consent to any transaction, in the future in similar or dissimilar circumstances. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

10. APPLICABLE LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT SHALL BE SUBJECT TO, AND CONSTRUED IN ACCORDANCE WITH, SECTIONS 9.09 AND 9.10 OF THE AMENDED CREDIT AGREEMENT, WHICH ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT.

11. Counterparts. This Amendment may be executed in accordance with Section 9.06 of the Amended Credit Agreement, which is hereby incorporated by reference into this Amendment.

12. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of or be taken into consideration in interpreting this Amendment.

13. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Amended Credit Agreement.

14. No Novation. This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement. Nothing herein contained is intended to be, nor shall it be construed as, a substitution or novation of the obligations outstanding under the Credit Agreement or the other Loan Documents. This Amendment is not intended to be, nor shall it constitute, a novation of the Credit Agreement or any other Loan Document. The obligations outstanding under or of the Credit Agreement and instruments securing the same shall remain in full force and effect, except to any extent expressly modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Except as expressly set forth in Section 6 of this Amendment with respect to the Original Borrowers, nothing implied herein or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower or guarantor under any of the Loan Documents.

[Signature Pages Follow]

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

SUCCESSOR BORROWER:

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., as the Successor Borrower

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President and Chief Financial Officer

ORIGINAL BORROWERS:

HAT HOLDINGS I LLC, as an Original Borrower and a Loan Guarantor

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President

HAT HOLDINGS II LLC, as an Original Borrower and a Loan Guarantor

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

GUARANTORS:

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, L.P.,

By: Hannon Armstrong Sustainable Infrastructure Capital, Inc., its general partner

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President and Chief Financial Officer

HANNON ARMSTRONG CAPITAL, LLC

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President and Chief Financial Officer

HAC HOLDINGS I LLC

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President

HAC HOLDINGS II LLC

By:	/s/ Marc Pangburn
Name: Marc Pangburn
Title: Executive Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender and Issuing Bank

By:	/s/ Benjamin Mundt
Name: Benjamin Mundt
Title: Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Agha Murtaza
Name: Agha Murtaza
Title: Managing Director/ Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

Credit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Dixon Schultz
Name: Dixon Schultz
Title: Managing Director

By:	/s/ Hugo Ortiz
Name: Hugo Ortiz
Title: Director

[Signature Page to Amendment No. 1 to Credit Agreement]

KeyBank National Association, as a Lender

By:	/s/ Bahar Lotfalian
Name: Bahar Lotfalian
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

M&T Bank, as a Lender

By:	/s/ Trent Newman
Name: Trent Newman
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

MIZUHO BANK, LTD, as a Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

[Signature Page to Amendment No. 1 to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Gretell Merlo
Name: Gretell Merlo
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Colleen Osborne
Name: Colleen Osborne
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Juan Kreutz
Name: Juan Kreutz
Title: Managing Director

[Signature Page to Amendment No. 1 to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Victor F. Cruz
Name: Victor F. Cruz
Title: Director

[Signature Page to Amendment No. 1 to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Amendment No. 1 to Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Dan Martis
Name: Dan Martis
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

Goldman Sachs Lending Partners LLC, as a Lender

By:	/s/ Dan Martis
Name: Dan Martis
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Richard W. Jantzen, III
Name: Richard W. Jantzen, III
Title: Director

[Signature Page to Amendment No. 1 to Credit Agreement]

Southern Bancorp Bank, as a Lender

By:	/s/ Shari M Echols
Name: Shari M Echols
Title: Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

Execution Version

EXHIBIT A

AMENDED CREDIT AGREEMENT

[Attached]

Execution Version

CREDIT AGREEMENT

CarbonCount®-Based Revolving Credit Facility

dated as of

April 12, 2024

among

~~HANNON ARMSTRONG~~HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.,

as the ~~Company~~Successor Borrower

~~HAT HOLDINGS I LLC and HAT HOLDINGS II LLC,~~

~~as Borrowers~~

the other LOAN PARTIES from time to time party hereto,

the LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Sustainability Structuring Agent and Sole Bookrunner

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND

INVESTMENT BANK, KEYBANK NATIONAL ASSOCIATION, M&T BANK, MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC., ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION AND TRUIST SECURITIES, INC.,

as Joint Lead Arrangers

BANK OF AMERICA, N.A., BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA,

as Documentation Agents

Page
Article 1 Definitions		~~1~~1
Section 1.01.	Defined Terms	~~1~~1
Section 1.02.	Classification of Loans and Borrowings	~~47~~49
Section 1.03.	Terms Generally	~~47~~49
Section 1.04.	Accounting Terms; GAAP	~~48~~50
Section 1.05.	Interest Rates; Benchmark Notification	~~49~~50
Section 1.06.	~~Pro Forma Adjustments for Acquisitions and Dispositions~~[Reserved]	~~49~~51
Section 1.07.	Status of Obligations	~~49~~51
Section 1.08.	Letters of Credit	~~50~~51
Section 1.09.	Divisions	~~50~~52

Article 2 The Credits		~~50~~52
Section 2.01.	Revolving Commitments	~~50~~52
Section 2.02.	Loans and Borrowings	~~51~~52
Section 2.03.	Borrowing Procedures; Requests for Revolving Borrowings	~~51~~53
Section 2.04.	[Reserved]	~~52~~54
Section 2.05.	[Reserved]	~~52~~54
Section 2.06.	Letters of Credit	~~52~~54
Section 2.07.	Funding of Borrowings	~~58~~60
Section 2.08.	Interest Elections	~~59~~60
Section 2.09.	Termination and Reduction of Commitments; Increase in Revolving Commitments	~~60~~62
Section 2.10.	Repayment and Amortization of Loans; Evidence of Debt; Term-Out Option	~~62~~64
Section 2.11.	Prepayment of Loans	~~64~~65
Section 2.12.	Fees	~~64~~66
Section 2.13.	Interest	~~66~~67
Section 2.14.	Alternate Rate of Interest	~~67~~68
Section 2.15.	Increased Costs	~~69~~71
Section 2.16.	Break Funding Payments	~~71~~72
Section 2.17.	Withholding of Taxes; Gross-Up	~~71~~72
Section 2.18.	Payments Generally; Allocation of Proceeds; Sharing of Setoffs	~~75~~77

i

(continued)

Page
Section 2.19.	Mitigation Obligations; Replacement of Lenders	~~77~~79
Section 2.20.	Defaulting Lenders	~~78~~80
Section 2.21.	Returned Payments	~~81~~82

Article 3 Representations and Warranties		~~81~~82
Section 3.01.	Organization; Powers	~~81~~82
Section 3.02.	Authorization; Enforceability	~~81~~83
Section 3.03.	Governmental Approvals; No Conflicts	~~82~~83
Section 3.04.	Financial Condition; No Material Adverse Change	~~82~~83
Section 3.05.	Properties	~~82~~83
Section 3.06.	Litigation and Environmental Matters	~~82~~84
Section 3.07.	Compliance with Laws and Agreements; No Default	~~83~~84
Section 3.08.	Investment Company Status	~~83~~84
Section 3.09.	Taxes	~~83~~84
Section 3.10.	ERISA	~~83~~84
Section 3.11.	Disclosure	~~84~~85
Section 3.12.	[Reserved]	~~84~~85
Section 3.13.	Solvency	~~84~~85
Section 3.14.	Insurance	~~84~~85
Section 3.15.	Capitalization and Subsidiaries	~~84~~86
Section 3.16.	[Reserved]	~~85~~86
Section 3.17.	[Reserved]	~~85~~86
Section 3.18.	Margin Regulations	~~85~~86
Section 3.19.	Use of Proceeds	~~85~~86
Section 3.20.	No Burdensome Restrictions	~~85~~86
Section 3.21.	Anti-Corruption Laws and Sanctions	~~85~~86
Section 3.22.	Affected Financial Institutions	~~85~~86

Article 4 Conditions		~~85~~87
Section 4.01.	Effective Date	~~85~~87
Section 4.02.	Each Credit Event	~~87~~88

(continued)

Page
Article 5 Affirmative Covenants		~~88~~89
Section 5.01.	Financial Statements and Other Information	~~90~~89
Section 5.02.	Notices of Material Events	~~91~~91
Section 5.03.	Existence; Conduct of Business	~~91~~92
Section 5.04.	Payment of Obligations	~~91~~92
Section 5.05.	Maintenance of Properties	~~91~~92
Section 5.06.	Books and Records; Inspection Rights	~~91~~93
Section 5.07.	Compliance with Laws and Material Contractual Obligations	~~92~~93
Section 5.08.	Use of Proceeds	~~92~~93
Section 5.09.	Accuracy of Information	~~92~~93
Section 5.10.	Insurance	~~93~~94
Section 5.11.	Future Guarantees	~~93~~94

Article 6 Negative Covenants		~~94~~95
Section 6.01.	Indebtedness	~~94~~95
Section 6.02.	Liens	~~98~~99
Section 6.03.	Fundamental Changes	~~99~~100
Section 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	~~99~~100
Section 6.05.	Asset Sales	~~100~~101
Section 6.06.	[Reserved]	~~101~~102
Section 6.07.	Swap Agreements	~~101~~102
Section 6.08.	Restricted Payments; Certain Payments of Indebtedness	~~101~~102
Section 6.09.	Transactions with Affiliates	~~102~~103
Section 6.10.	Restrictive Agreements	~~102~~103
Section 6.11.	Amendment of Material Documents	~~102~~104
Section 6.12.	Tangible Net Worth Ratio	~~103~~104
Section 6.13.	[Reserved]	~~103~~104
Section 6.14.	Minimum Tangible Net Worth	~~103~~104
Section 6.15.	Unencumbered Assets Ratio	~~103~~104
~~Section 6.16.~~	~~Consolidated Fixed Charge Coverage Ratio~~	~~103~~

Article 7 Events of Default		~~103~~104

Article 8 The Administrative Agent		~~106~~107
Section 8.01.	Authorization and Action	~~106~~107
Section 8.02.	Administrative Agent’s Reliance, Limitation of Liability, Etc.	~~108~~110
Section 8.03.	Posting of Communications	~~110~~111
Section 8.04.	The Administrative Agent Individually	~~111~~112

(continued)

Page
Section 8.05.	Successor Administrative Agent	~~111~~113
Section 8.06.	Acknowledgements of Lenders and Issuing Banks	~~112~~114
Section 8.07.	Certain ERISA Matters	~~115~~116
Section 8.08.	Sustainability Structuring Agent	~~116~~117
Section 8.09.	Borrower Communications	~~116~~118

Article 9 Miscellaneous		~~118~~119
Section 9.01.	Notices	~~118~~119
Section 9.02.	Waivers; Amendments	~~119~~120
Section 9.03.	Expenses; Limitation of Liability; Indemnity; Etc.	~~121~~122
Section 9.04.	Successors and Assigns	~~123~~125
Section 9.05.	Survival	~~127~~128
Section 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~128~~129
Section 9.07.	Severability	~~129~~130
Section 9.08.	Right of Setoff	~~129~~130
Section 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~130~~131
Section 9.10.	WAIVER OF JURY TRIAL	~~130~~131
Section 9.11.	Headings	~~131~~132
Section 9.12.	Confidentiality	~~131~~132
Section 9.13.	Several Obligations; Nonreliance; Violation of Law	~~132~~133
Section 9.14.	USA PATRIOT Act	~~132~~133
Section 9.15.	Disclosure	~~132~~133
Section 9.16.	Material Non-Public Information	~~133~~133
Section 9.17.	Interest Rate Limitation	~~133~~134
Section 9.18.	No Fiduciary Duty, etc.	~~133~~134
Section 9.19.	[Reserved]	~~134~~135
Section 9.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~134~~135
Section 9.21.	Acknowledgement Regarding Any Supported QFCs	~~135~~136
Section 9.22.	[Reserved]	~~135~~136
Section 9.23.	Sustainability Adjustments	~~135~~136

(continued)

Page
Article 10 Loan Guaranty		~~136~~137
Section 10.01.	Guaranty	~~136~~137
Section 10.02.	Guaranty of Payment	~~137~~137
Section 10.03.	No Discharge or Diminishment of Loan Guaranty	~~137~~137
Section 10.04.	Defenses Waived	~~138~~138
Section 10.05.	Rights of Subrogation	~~138~~138
Section 10.06.	Reinstatement; Stay of Acceleration	~~138~~139
Section 10.07.	Information	~~138~~139
Section 10.08.	Release of a Loan Guarantor	~~139~~139
Section 10.09.	Maximum Liability	~~140~~140
Section 10.10.	Contribution	~~140~~140
Section 10.11.	Liability Cumulative	~~141~~141

~~ARTICLE 11 THE BORROWER REPRESENTATIVE~~		~~141~~
~~Section 11.01.~~	~~Appointment; Nature of Relationship~~	~~141~~
~~Section 11.02.~~	~~Powers~~	~~141~~
~~Section 11.03.~~	~~Employment of Agents~~	~~141~~
~~Section 11.04.~~	~~Notices~~	~~141~~
~~Section 11.05.~~	~~[Reserved]~~	~~142~~
~~Section 11.06.~~	~~Execution of Loan Documents~~	~~142~~
~~Section 11.07.~~	~~Reporting~~	~~142~~

v

SCHEDULES:

Schedule 2.01	–	Commitment Schedule
Schedule 3.06	–	Disclosed Matters
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments

EXHIBITS:

Exhibit A	Assignment and Assumption
Exhibit B	~~Borrowing Request~~[Reserved]
Exhibit C	~~Interest Election Request~~ [Reserved]
Exhibit D-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Pricing Certificate

CREDIT AGREEMENT dated as of April 12, 2024 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among HA~~T HOLDINGS I LLC, a Maryland limited liability company (“HAT I”) and HAT HOLDINGS II LLC, a Maryland limited liability company (“HAT II” and, together with HAT I, each a “Borrower” and together the “Borrowers”), HANNON ARMSTRONG~~ SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., a ~~Maryland~~Delaware corporation (the “Successor Borrower”), HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, L.P., a Delaware limited partnership, HANNON ARMSTRONG CAPITAL, LLC, a Maryland limited liability company, HAT HOLDINGS I LLC, a Maryland limited liability company, HAT HOLDINGS II LLC, a Maryland limited liability company, the other Loan Parties from time to time party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Sustainability Structuring Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“~~2025~~2034 Indenture” has the meaning set forth in the definition of “Existing Indentures.”

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the ~~Company~~Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the UK Bribery Act of 2010.

“Applicable Assets” has the meaning set forth in the definition of “Repurchase Agreement.”

“Applicable Margin” has the meaning set forth in the definition of “Applicable Rate.”

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below in the applicable column below under the caption “Applicable Margin” (such rate, the “Applicable Margin”) or “Commitment Fee Rate” (such rate, the “Commitment Fee Rate”), as the case may be, based on the corporate ratings of the ~~Company~~Borrower (the “~~Company~~Borrower Rating”) assigned by S&P, Moody’s and/or Fitch, applicable on such date:

Level	Rating	Applicable Margin			Commitment Fee Rate
		Term Benchmark Loans	RFR Loans	ABR Loans
I	> BBB or Baa2 (or equivalent)	137.5 bps	137.5 bps	37.5 bps	25.0 bps

II	BBB- or Baa3 (or equivalent)	162.5 bps	162.5 bps	62.5 bps	30.0 bps

III	BB+ or Ba1 (or equivalent)	187.5 bps	187.5 bps	87.5 bps	35.0 bps

IV	BB or Ba2 (or equivalent)	212.5 bps	212.5 bps	112.5 bps	50.0 bps

V	< BB or Ba2 (or equivalent)	262.5 bps	262.5 bps	162.5 bps	75.0 bps

; provided that, subject to Section 9.23, following the first date on which audited financial statements and a related Pricing Certificate are delivered pursuant to Section 5.01(a) and Section 5.01(c), on any applicable date of determination, (i) the Applicable Margins set forth above shall each be increased or decreased (or neither increased nor decreased), as applicable, by the amount set forth in the table below under the column below the caption “Drawn Pricing Adjustment” set forth opposite the “CarbonCount® level” applicable to the ~~Company~~Borrower on such date (as described in the most recent Pricing Certificate delivered or required to be delivered pursuant to Section 5.01(c)) (any such adjustment, the “Drawn Pricing Adjustment”) and (ii) the Commitment Fee Rates set forth above shall each be increased or decreased (or neither increased nor decreased), as applicable, by the amount set forth in the table below under the column below the caption “Undrawn Pricing Adjustment” set forth opposite the “CarbonCount® level” applicable to the ~~Company~~Borrower on such date (as described in the most recent Pricing Certificate delivered or required to be delivered pursuant to Section 5.01(c)) (any such adjustment, the “Undrawn Pricing Adjustment”); provided, further, that, for the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any fiscal year:

Sustainability Pricing Adjustment
Level	CarbonCount® level	Drawn Pricing Adjustment	Undrawn Pricing Adjustment
I	< -0.60	+ 10.0 bps	+ 1.0 bp

II	> -0.60 but < -0.25	+ 5.0 bps	+ 0.5 bps

III	> +0.25 but < +0.60	- 5.0 bps	- 0.5 bps

IV	> +0.60	- 10.0 bps	- 1.0 bp

For purposes of the foregoing, (i) if only one Rating Agency shall have in effect a ~~Company~~Borrower Rating, such ~~Company~~Borrower Rating shall apply, (ii) if a ~~Company~~Borrower Rating is in effect from only two Rating Agencies, (x) if the ~~Company~~Borrower Rating from both Rating Agencies falls within the same level, that level will apply and (y) if the ~~Company~~Borrower Ratings from the Rating Agencies are split then one level below the higher of the two ~~Company~~Borrower Ratings shall apply, (iii) if a ~~Company~~Borrower Rating is in effect from each Rating Agency, (x) if the ~~Company~~Borrower Rating from all Rating Agencies falls within the same level, that level will apply, (y) if the ~~Company~~Borrower Ratings from the Rating Agencies are split such that the ~~Company~~Borrower Ratings are at 2 different levels, then the level with two of the three ~~Company~~Borrower Ratings shall apply and (z) if the ~~Company~~Borrower Ratings from the Rating Agencies are split such that the ~~Company~~Borrower Ratings are at 3 different levels, then the level of the middle of the three ~~Company~~Borrower Ratings shall apply; and (iv) if the ~~Company~~Borrower Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date that is three (3) Business Days after the date on which such change is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower~~s~~ to the Administrative Agent or otherwise. If the rating system of any Rating Agency changes, the Borrower~~s~~ and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system.

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. For purposes of the above, any changes in the Drawn Pricing Adjustment or Undrawn Pricing Adjustment shall become effective as of the fifth Business Day immediately following the date on which audited financial statements and the related Pricing Certificate are delivered pursuant to Section 5.01(a) and Section 5.01(c) based upon the CarbonCount® level set forth in such Pricing Certificate and the calculations of the Drawn Pricing Adjustment and the Undrawn Pricing Adjustment therein. For the avoidance of doubt, (i) any adjustment to the Applicable Margin or Commitment Fee Rate resulting from a change in the CarbonCount® level applicable to the ~~Company~~Borrower (x) shall not be cumulative year-over-year and (y) shall only apply until the date on which the next adjustment is due to take place and (ii) if audited financial statements or the related Pricing Certificate have not been delivered pursuant to Section 5.01(a) or Section 5.01(c), as applicable, for the most recently ended fiscal year for which such statements and Pricing Certificate were required to be delivered, the Drawn Pricing Adjustment and the Undrawn Pricing Adjustment set forth under Level I above shall apply until the fifth Business Day immediately following the date on which audited financial statements and the related Pricing Certificate are delivered pursuant to Section 5.01(a) and Section 5.01(c), as applicable (it being understood, for the avoidance of doubt, that the failure to deliver a Pricing Certificate with respect to any fiscal year by the date required by Section 5.01(c) shall not result in a Default or Event of Default and the increase in the Applicable Margin and the Commitment Fee Rate set forth above shall be the only consequences of such failure to deliver). Notwithstanding the foregoing, with respect to the period beginning on the Effective Date and ending on the first date on which a Pricing Certificate is (or is required to be) delivered pursuant to the terms of Section 5.01(c), the Drawn Pricing Adjustment and the Undrawn Pricing Adjustment set forth under Level III above shall apply.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.09(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Arrangers” means (x) JPMorgan Chase Bank, N.A., Citibank, N.A., Credit Agricole Corporate and Investment Bank, KeyBank National Association, M&T Bank, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and Truist Securities, Inc., each in their capacity as a joint lead arranger hereunder and (y) JPMorgan Chase Bank, N.A., in its capacity as sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan (solely to the extent applicable in accordance with Section 2.14), the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower ~~Representative~~ as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower ~~Representative~~ for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means (i) prior to the First Amendment Effective Date, the Original Borrowers and (ii) on and following the First Amendment Effective Date, the Successor Borrower.

~~“Borrower” or “Borrowers” has the meaning assigned to each such term in the preamble.~~

~~“Borrower Representative” has the meaning assigned to such term in Section 11.01.~~

“Borrowing” means (a) Revolving Borrowings made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect and (b) Converted Term Loans made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrower Rating” has the meaning assigned to it in the definition of “Applicable Rate”.

“Borrowing Request” means a request by the Borrower ~~Representative~~ for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form ~~of Exhibit B hereto or any other form~~ approved by the Administrative Agent and separately provided to the Borrower.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in Section 6.10.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the ~~Company~~Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than ~~the Company or~~ any of ~~its~~the Borrower’s Subsidiaries, is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of Voting Stock of the ~~Company~~Borrower representing more than 50% of the combined voting power of all of the outstanding Voting Stock of the ~~Company~~Borrower ; or (b) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one transaction or a series of related transactions, of all or substantially all of the assets of the ~~Company~~Borrower and its Subsidiaries, taken as a whole (other than sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets, in each case in the ordinary course of business) to any Person (other than the ~~Company~~Borrower and/or one or more Subsidiaries of the ~~Company); or (c) any~~ Borrower ~~is no longer a direct or indirect Subsidiary of the Company~~).

Notwithstanding the foregoing, (I) a transaction will not be deemed to be a Change in Control if (1) the ~~Company~~Borrower becomes a direct or indirect Wholly Owned Subsidiary of a parent entity and (2) either (A) the direct or indirect holders of the outstanding Voting Stock of such parent entity immediately following that transaction are substantially the same as the holders of the outstanding Voting Stock of the ~~Company~~Borrower immediately prior to that transaction or (B) immediately following that transaction no Person (other than a parent entity satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of all of the outstanding Voting Stock of such parent entity and (II) the reference in clause (b) of the immediately preceding paragraph to sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets in the ordinary course of business shall include, without limitation, any sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets (A) that are made (x) to any Securitization Entity for the purpose of enabling such Securitization Entity to securitize the assets so sold, transferred, conveyed or disposed of or enabling such Securitization Entity to issue Non-Recourse Indebtedness secured by such assets or to enter into any Repurchase Agreements with respect to such assets or (y) to any Person pursuant to a Repurchase Agreement that is otherwise permitted (or not prohibited) by this Agreement, under which such Person is a buyer of Repurchase Agreement Assets, and (B) that the ~~Company~~Borrower in good faith determines to be consistent with past practice of the ~~Company~~Borrower or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the ~~Company~~Borrower or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a Change in Control.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Converted Term Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the Revolving Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Rate.”

“Commitment Schedule” means the Schedule attached hereto as Schedule 2.01.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities or to otherwise manage commodity prices or the risk of fluctuations in commodity prices.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

~~“Company” means Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation.~~

~~“Company Rating~~” has the meaning assigned to it in the definition of “Applicable Rate”.

“Compliance Certificate” means a certificate of a Financial Officer of the ~~Company~~Borrower in substantially the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

~~“Consolidated EBITDA” means, with respect to any Person and for any period, the Consolidated Net Income of such Person plus or minus, as the case may be, the following items (without duplication):~~

~~(1) plus, to the extent Consolidated Net Income has been reduced thereby (without duplication):~~

~~(a) Consolidated Income Taxes;~~

~~(b) Consolidated Interest Expense;~~

~~(c) depreciation, depletion and amortization;~~

~~(d) restructuring or severance charges or expenses; and~~

~~(e) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with the acquisition (including, without limitation, by merger, consolidation or acquisition of Equity Interests) of Investments or other securities or assets, including any such acquisition consummated prior to the Effective Date and any such acquisition undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such acquisition;~~

~~(2) plus, to the extent Consolidated Net Income has been reduced thereby, or minus, to the extent Consolidated Net Income has been increased thereby (without duplication):~~

~~(a) any extraordinary or non-recurring gain (or extraordinary or non-recurring loss or charge), together with any related provision for taxes on any such extraordinary or non-recurring gain (or the tax effect of any such extraordinary or non-recurring loss or charge);~~

~~(b) impairment charges, reserves and write-offs and reversals of any of the foregoing;~~

~~(c) any non-cash income or loss attributable to the application of mark-to-market accounting or the sale of receivables and Investments;~~

~~(d) GAAP income or loss attributable to assets classified as equity method investments;~~

~~(e) after-tax gains and after-tax losses from sales, conveyances, transfers, assignments or other dispositions (including, without limitation, by merger or consolidation) of Investments or other securities or assets, in each case, outside of the ordinary course of business, in each case excluding the effect of any cumulative mark to market gains or losses;~~

~~(f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of FASB Accounting Standards Codification 205 (or any successor or replacement provisions thereto), as the same may be amended, modified and/or supplemented from time to time);~~

~~(g) any gain or loss arising from the early extinguishment of any Indebtedness in connection with, and any fees, premiums, expenses or other charges relating to, the Transactions or any Refinancing, redemption, purchase (including, without limitation, by tender offer), retirement, repayment, defeasance or discharge of any Indebtedness of such Person or any of its Subsidiaries, including the amortization or write-off of debt issuance costs and debt discount and fees, costs and other expenses incurred in connection with entering into, settling or terminating obligations under Interest Rate Agreements in connection with any of the foregoing;~~

~~(h) any non-cash compensation charges arising from the grant of, issuance, vesting, exercise or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;~~

~~(i) the cumulative effect of a change in accounting principles; and~~

~~(j) any unrealized foreign currency transaction gains or losses in respect of Indebtedness denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets or liabilities denominated in foreign currencies;~~

~~(3) plus, collected cash distributions from assets classified as equity method investments and cash received from residual and servicing assets;~~

~~all determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP except as expressly provided in (3) above.~~

~~“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person and as of any date of determination (the “Determination Date”), the ratio of Consolidated EBITDA of such Person for the most recent Four Quarter Period ending on or prior to such Determination Date for which financial statements are available to Consolidated Fixed Charges of such Person for such Four Quarter Period.~~

~~In making any pro forma calculation (including, without limitation, pursuant to Section 6.01(p)), in addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to the following (without duplication):~~

~~(1) the incurrence of the Indebtedness, if any, by such Person or any of its Subsidiaries giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio and (x) any repayment, repurchase, defeasance, redemption or other discharge (collectively, for purposes of this definition, “repayment”; the terms “repay” and “repaid” shall have correlative meanings for purposes of this definition) of any Indebtedness with the proceeds of the Indebtedness to be incurred or in connection with the transactions pursuant to which such Indebtedness is to be incurred or the transactions giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio, as the case may be, and (y) any purchase or other acquisition or origination of any Investments, Persons or other securities or assets made or to be made by such Person or any of its Subsidiaries (in one transaction or a series of related transactions and including, without limitation, by merger, consolidation, acquisition of Equity Interests or otherwise) with the proceeds of the Indebtedness to be incurred or in connection with the transactions pursuant to which such Indebtedness is to be incurred or the transactions giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio, as the case may be (including, without limitation, any Consolidated EBITDA attributable to the Investments, Persons or other securities or assets which are being purchased, acquired or originated as aforesaid), in each case as if such incurrence, repayment, purchase, acquisition or origination, as the case may be, had occurred on the first day of the Four Quarter Period;~~

~~(2) the incurrence and repayment of any Indebtedness of such Person or any of its Subsidiaries (other than the incurrence or repayment of any Indebtedness which is covered by clause (1) above), including any repayment of any Indebtedness with the proceeds from the incurrence of Indebtedness covered by this clause (2) or in connection with the related transaction referred to in clause (3) of this definition, in each case that occurred during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Determination Date, as if such incurrence or repayment had occurred on the first day of the Four Quarter Period, but only to the extent the incurrence or repayment of such Indebtedness was made in connection with a transaction or series of related transactions described in clause (3) below that meets the significance test set forth in such clause (3); provided, however, that such calculation shall not give pro forma effect to the incurrence of any Indebtedness described in this clause (2) if such Indebtedness is not outstanding as of the Determination Date; and~~

~~(3) any sale or other disposition or any purchase or other acquisition or origination of any Investments, Persons or other securities or assets (other than (a) any purchase, acquisition or origination covered by clause (1) above or (b) in the ordinary course of business) made by such Person or any of its Subsidiaries (including, without limitation, by merger, consolidation, acquisition of Equity Interests or otherwise) in one transaction or a series of related transactions during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Determination Date (including, without limitation, any Consolidated EBITDA attributable to the Investments, Persons or other securities or assets which were sold, disposed of, purchased, acquired or originated as aforesaid), in each case as if such sale, disposition, purchase, acquisition or origination had occurred on the first day of the Four Quarter Period, but, anything in this clause (3) to the contrary notwithstanding, only if the Investments, Persons or other securities or assets sold, disposed of, purchased, acquired or originated in such transaction or such series of related transactions, as the case may be, constituted, at the time of such transaction or series of related transactions (or, at the option of the Company, would have constituted, as of the last day of the Four Quarter Period), a Significant Subsidiary of the Company.~~

~~If any Indebtedness bears a floating rate of interest and if pro forma effect is being given to the incurrence of such Indebtedness, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Determination Date had been the applicable rate for that portion of the Four Quarter Period during which such Indebtedness was not outstanding (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness bears an interest rate chosen at the option of the Company and if pro forma effect is being given to the incurrence of such Indebtedness, the interest rate shall be calculated by applying such optional rate chosen by the Company for that portion of the Four Quarter Period during which such Indebtedness was not outstanding. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by the Company and such pro forma calculations may include, for the avoidance of doubt and at the Company’s sole discretion, any cost savings and expense reductions relating to any transaction which is being given pro forma effect (x) that have been or are expected to be realized within 12 months after the date of such transaction and/or (y) that are determined in accordance with Regulation S-X under the Securities Act.~~

~~In making any pro forma calculation, the amount of Indebtedness under any revolving credit facility outstanding on the applicable Determination Date (other than any Indebtedness being incurred under such facility in connection with a transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio) will be deemed to be:~~

~~(i) the average daily balance of such Indebtedness during the applicable Four Quarter Period or such shorter period for which such facility was outstanding, or~~

~~(ii) if such facility was created after the end of such Four Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to such Determination Date.~~

~~“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:~~

~~(1) Consolidated Interest Expense (excluding any amortization of debt discount or expense); plus~~

~~(2) the amount of all cash dividend payments on any Disqualified Capital Stock of such Person and any Preferred Stock of any Subsidiary (other than any Subsidiary that guarantees payment of the obligations under the Loan Documents) of such Person (in each case other than dividends paid or payable in Equity Interests that are not Disqualified Capital Stock and dividends paid to such Person or any of its Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period,~~

~~all determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.~~

~~“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person and its Subsidiaries by any governmental authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person and/or any of its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income of such Person for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes, computed on a consolidated basis in accordance with GAAP.~~

~~“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication: (1) the aggregate amount of interest expense of such Person and its Subsidiaries for such period; and (2) to the extent not already included in clause (1), the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.~~

~~“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period determined on a consolidated basis in accordance with GAAP.~~

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Term Loan” has the meaning assigned to it in Section 2.10(a).

“Converted Term Loan Maturity Date” has the meaning assigned to it in Section 2.10(c).

“Corporate Indebtedness” means Indebtedness that constitutes any obligation of, or any obligation guaranteed by, the Borrower or any Subsidiary for which such Person is responsible or liable as obligor or otherwise, including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Loan Parties and whether or not allowed as a claim in bankruptcy or similar proceedings), in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, in each case, other than any such Indebtedness that is Secured Indebtedness.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

~~“Covenant Suspension Period” means any period of time that (a) the Company has obtained and maintains at least two of the following Company Ratings (i) a rating of “BBB-” or higher from Fitch, (ii) a rating of “Baa3” or higher from Moody’s or (iii) a rating of “BBB-” or higher from S&P, (b) no default or Event of Default shall have occurred and be continuing and (c) the Company and its Subsidiaries have no secured Indebtedness for borrowed money (other than any such Indebtedness that is both (x) non-recourse and (y) not subject to a borrowing base).~~

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Covered Subsidiary” means the Subsidiaries of the Loan Parties, excluding any Excluded Subsidiary and any Securitization Entity.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the ~~Company~~Borrower , any of its Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the ~~Company~~Borrower) with respect to any Indebtedness permitted or not prohibited by this Agreement, including, without limitation, any agreements pursuant to which the ~~Company~~Borrower or any of its Subsidiaries agrees to maintain a certain level of investment in a Securitization Entity for the purposes of complying with any rules or regulations of the SEC or any other applicable laws, rules or regulations relating to risk-retention requirements in connection with securitization transactions.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Converted Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other agreement or arrangement designed to protect against fluctuations in currency values or otherwise manage currency exchange rates or currency exchange rate risk.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower ~~Representative~~. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

~~“Debt Obligations” means any unsecured Indebtedness of the type described in clauses (a), (b) and (f) (to the extent of Indebtedness of other Persons of the type referred to in clauses (a) of (b) of the definition of “Indebtedness”) of the definition of “Indebtedness” of the Company or any of its Domestic Subsidiaries (other than any Domestic Subsidiary that is an Excluded Subsidiary or Securitization Entity).~~

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified ~~any~~the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deferred Funding Obligations” means, at any time, such items of Indebtedness that would be classified as “deferred funding obligations” on the ~~Company’s~~Borrower’s consolidated balance sheet prepared in accordance with GAAP.

~~“Determination Date” has the meaning assigned to such term in the definition of “Consolidated Fixed Charge Coverage Ratio”.~~

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event: (1) matures or is mandatorily redeemable in each case for cash or in exchange for Indebtedness (pursuant to a sinking fund obligation or otherwise); or (2) is redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of such Equity Interest in whole or in part, in each case on or prior to the earlier of (a) the Revolving Credit Maturity Date or (b) the date on which there are no Commitments or Obligations under the Loan Documents outstanding; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable or is so exchangeable, redeemable or repurchasable at the option of the holder thereof prior to the earlier of such dates will be deemed to be Disqualified Capital Stock, (ii) [reserved], (iii) any options, warrants and contracts (including derivative instruments) exercisable or exchangeable for, convertible into or otherwise for or relating to the purchase or sale of Equity Interest (other than any such Equity Interest that constitutes Disqualified Capital Stock), and any securities (other than Equity Interest) convertible into or exchangeable for any shares of Equity Interest (other than any such Equity Interest that otherwise constitutes Disqualified Capital Stock), shall not constitute Disqualified Capital Stock, (iv) Equity Interest will not be deemed to be Disqualified Capital Stock as a result of provisions in any stock option plan, restricted stock plan, or other equity incentive plan or any award or agreement issued or entered into thereunder that requires such Person or any of its Subsidiaries, or gives any current or former employee, director or consultant or their heirs, executors, administrators or assigns the right to require such Person or any of its Subsidiaries, to purchase, redeem or otherwise acquire or retire for value or otherwise Equity Interest or any other equity awards (including, without limitation, options, warrants or other rights to purchase or acquire Equity Interest, restricted stock and restricted stock units) issued or issuable under any such plan, award or agreement; and (v) Equity Interest will not constitute Disqualified Capital Stock to the extent that such Person or any of its Subsidiaries has the option of paying for such Equity Interest at maturity, upon mandatory redemption, or upon any redemption, exchange or repurchase at the option of the holder of such Equity Interest, as the case may be, with Equity Interest (other than Disqualified Capital Stock) of such Person, any other Person of which such Person is a Subsidiary or any of their respective Subsidiaries. Notwithstanding the foregoing, Equity Interest sold in forward sales of Equity Interest (other than forward sales of Disqualified Capital Stock) and pursuant to customary agreements relating to such transactions shall not be deemed Disqualified Capital Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agents” means Bank of America, N.A., Barclays Bank PLC and Goldman Sachs Bank USA, each in its capacity as documentation agent to the Borrower~~s~~ hereunder.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.

“Drawn Pricing Adjustment” has the meaning assigned to it in the definition of “Applicable Rate”.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Subsidiary Guarantors” means Hannon Armstrong Sustainable Infrastructure, L.P., HAC Holdings I LLC, HAC Holdings II LLC and Hannon Armstrong Capital, LLC.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower~~s~~ and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the (i) environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the ~~Company~~Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by ~~any~~the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA or termination of any Multiemployer Plan under Section 4041A of ERISA; (f) the incurrence by ~~any~~the Borrower or any ERISA Affiliate of any liability with respect to the complete withdrawal or partial withdrawal of ~~any~~the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by ~~any~~the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from ~~any~~the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon ~~any~~the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, or in endangered or critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any of the following Subsidiaries of the ~~Company~~Borrower, whether any such Subsidiary is in existence on the Effective Date or is formed or acquired or becomes a Subsidiary of the ~~Company~~Borrower thereafter: (i) a Subsidiary of the ~~Company~~Borrower that is prohibited, in the good faith judgment of the ~~Company~~Borrower, from providing a Guarantee of the Obligations under the Loan Documents or from incurring or having Indebtedness by any law, rule or regulation, or by any judgment, order, decree, pronouncement, interpretation or other action of any court, government, or governmental or administrative authority or official or arbitrator having jurisdiction over such Subsidiary or the ~~Company~~Borrower , (ii) any Subsidiary of the ~~Company~~Borrower that, in the good faith judgment of the ~~Company~~Borrower, is prohibited from providing a Guarantee of the Obligations under the Loan Documents or from incurring or having Indebtedness by any contractual obligation to which such Subsidiary is a party or by which it is bound or any organizational document of such Subsidiary, in each case, entered into (or amended) in the ordinary course of business consistent with past practice of the ~~Company~~Borrower or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the ~~Company~~Borrower or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and not in any event with the primary intent to avoid providing a guarantee, or (iii) any Subsidiary of the ~~Company~~Borrower if its providing a Guarantee of the Obligations under the Loan Documents would require or would be reasonably likely to require, in the good faith judgment of the ~~Company~~Borrower, the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower to register as an “investment company” under the Investment Company Act or would cause or would be reasonably likely to cause, in the good faith judgment of the ~~Company~~Borrower, the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower to become subject to regulation under the Investment Company Act. For purposes of clarity, it is understood and agreed that a Subsidiary of the ~~Company~~Borrower that is not an Excluded Subsidiary may at any time become an Excluded Subsidiary in accordance with the provisions of the foregoing sentence. Notwithstanding the foregoing, no Subsidiary shall be an Excluded Subsidiary if it guarantees Indebtedness under (i) any Existing Indenture ~~or~~, (ii) the Term Loan Credit Agreement or (iii) any other Corporate Indebtedness in an aggregate principal amount in excess of $2,500,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower~~s~~ under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 7, 2022, among ~~the Borrowers~~HAT I, HAT II, the ~~Company~~Borrower, the Effective Date Subsidiary Guarantors, the other Guarantors party thereto from time to time, Chase, as Administrative Agent, and the Lenders party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Existing DDTL Credit Agreement” means that certain Credit Agreement, dated as of November 1, 2022, among ~~the Borrowers~~HAT I, HAT II, the ~~Company~~Borrower, the Effective Date Subsidiary Guarantors, the other Guarantors party thereto from time to time, Chase, as Administrative Agent, and the Lenders party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Existing Debt Facilities Refinancing” shall mean repayment, redemption and/or discharge in full of all Indebtedness under each of (i) the Existing Credit Agreement and (ii) the Existing DDTL Credit Agreement and, in each case, the termination of all commitments to extend credit thereunder and any guaranties related thereto.

“Existing Indentures” means, collectively, (i) that certain Indenture, dated as of ~~April 21, 2020 (the “2025 Indenture”)~~June 28, 2021, among HAT I and HAT II, as issuers, the guarantors named therein and U.S. Bank Trust Company, National Association, (ii) that certain Indenture, dated as of ~~June 28~~August 25, ~~2021~~2020, among HAT I and HAT II, as issuers, the guarantors named therein and U.S. Bank Trust Company, National Association, (iii) that certain Indenture, dated as ~~of August 25, 2020, among HAT I and HAT II, as issuers, the guarantors named therein and U.S. Bank Trust Company, National Association, (iv) that certain Indenture, dated as~~ of April 13, 2022, among HAT I and HAT II, as issuers, the guarantors named therein and U.S. Bank Trust Company, National Association, (~~v~~iv ) that certain Indenture, dated as of August 11, 2023, among HAT I and HAT II, as issuers, the guarantors named therein and U.S. Bank Trust Company, National Association, (v) that certain Indenture, dated as of December 7, 2023, among HAT I and HAT II, as issuers, the guarantors named therein and U.S. Bank Trust Company, National Association and (vi) that certain Indenture, dated as of ~~December 7, 2023, among HAT I and HAT II~~July 1, 2024 (the “2034 Indenture”), among the Borrower, as issuer~~s~~, the guarantors named therein and U.S. Bank Trust Company, National Association.

~~“Existing Notes” means the 6.00% Senior Notes due 2025 issued and outstanding as of the Effective Date pursuant to the 2025 Indenture.~~

“Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the ~~Company, a~~ Borrower ~~or the Borrower Representative, as the context may require~~.

“First Amendment” means Amendment No. 1 to Credit Agreement, dated as of September 10, 2024, by and among the Borrower, each other Loan Party thereto, the Lenders party thereto, the Issuing Bank, the Administrative Agent and the Sustainability Structuring Agent.

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.

“First Amendment Effective Date Subsidiary Guarantors” means Hannon Armstrong Sustainable Infrastructure, L.P., HAC Holdings I LLC, HAC Holdings II LLC, Hannon Armstrong Capital, LLC, HAT I and HAT II.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.0%.

“Foreign Lender” means (a) if ~~a~~the Borrower is a U.S. Person, a Lender, with respect to ~~such~~the Borrower, that is not a U.S. Person, and (b) if ~~a~~the Borrower is not a U.S. Person, a Lender with respect to ~~such~~the Borrower, that is resident or organized under the laws of a jurisdiction other than that in which ~~such~~the Borrower is resident for tax purposes.

“Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary (including any Subsidiary that would otherwise be a Domestic Subsidiary) of such Subsidiary, (b) any Subsidiary of such Person that has no material assets (with the determination of materiality to be made in good faith by the ~~Company~~Borrower) other than Equity Interests of (or Equity Interests of and debt obligations owed or treated as owed by) one or more “Controlled Foreign Corporations” as defined in Section 957 of the Code, and (c) any Subsidiary (including any Subsidiary that would otherwise be a Domestic Subsidiary) of such Person that owns any Equity Interests of a Foreign Subsidiary if its providing a Guarantee of the Obligations under the Loan Documents could reasonably be expected, in the good faith judgment of the ~~Company~~Borrower , to cause any earnings of such Foreign Subsidiary, as determined for U.S. federal income tax purposes, to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for U.S. federal income tax purposes.

~~“Four Quarter Period” means, with any respect to any Person, any period of four consecutive fiscal quarters of such Person.~~

“Funding Account” means the deposit account of the ~~applicable~~ Borrower to which the Administrative Agent is authorized by ~~such Borrower (or~~ the Borrower ~~Representative on its behalf)~~ in writing to transfer proceeds of any Borrowings requested or authorized by ~~such Borrower (or~~ the Borrower ~~Representative on its behalf)~~ pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Date” has the meaning assigned to such term in Section 5.11.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guaranteed Parties” means (a) the Lenders (including, for the avoidance of doubt, the Issuing Banks), (b) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (c) the successors and assigns of each of the foregoing.

~~“Guaranteed Subsidiary Debt Obligations” means Debt Obligations issued by any Domestic Subsidiary of the Company (other than any Domestic Subsidiary that is an Excluded Subsidiary or a Securitization Entity) the payment of which is guaranteed by the Company; provided that any such Debt Obligation will cease to be a Guaranteed Subsidiary Debt Obligation upon the release, termination, suspension or discharge of the Company’s guarantee thereof.~~

“HAT I” ~~has the meaning assigned to such term in the preamble~~means HAT Holdings I LLC, a Maryland limited liability company.

“HAT II” ~~has the meaning assigned to such term in the preamble~~means HAT Holdings II LLC, a Maryland limited liability company.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Inaccuracy Payment Date” has the meaning assigned to it in Section 9.23.

“Indebtedness” of any Person means, without duplication, (a) the principal amount of indebtedness of such Person for borrowed money, (b) the principal amount of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Capital Lease Obligations of such Person, (d) all payment obligations of such Person issued or assumed as the deferred purchase price of property and all payment obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person which payment is due more than one year from the date of placing such property in service or taking final delivery and title thereto (but, in each case, excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business and any earn-out or similar obligations and also excluding all obligations other than those relating to payment of the purchase price of the applicable property or assets), (e) the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (except in each case to the extent such obligations relate to trade payables or other accrued liabilities arising in the ordinary course of business), (f) Indebtedness of other Persons of the types referred to in clauses (a) through (e) above and clauses (h) and (j) below to the extent (and only to the extent) guaranteed by such referent Person, (g) Indebtedness of any other Person of the type referred to in clauses (a) through (f) above which is secured by any Lien on any property or asset of such referent Person, the amount of such Indebtedness of such referent Person being deemed to be the lesser of the fair market value of such property or asset and the amount of the Indebtedness of such other Person so secured, (g) all net payment obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements of such Person, other than obligations incurred or agreements entered into for hedging purposes, (h) all outstanding Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and, if such Disqualified Capital Stock is subject to repurchase at the option of holder, its maximum fixed repurchase price (or, if such Disqualified Capital Stock does not have a liquidation preference or a maximum fixed repurchase price, its estimated repurchase price as determined by the ~~Company~~Borrower in good faith), but excluding in each case accrued dividends and premium, if any (for purposes of this clause (h), “fixed repurchase price” shall mean a price specified as a fixed amount in U.S. dollars or other applicable currency) and (i) all repurchase obligations (excluding accrued interest or any portion of such obligations representing accrued interest) of such Person under Repurchase Agreements to which it is party.

For purposes of determining the amount of Indebtedness under any covenants, definitions or other provisions of this Agreement, (a) guarantees of, and obligations in respect of letters of credit, bankers’ acceptances and other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included and the incurrence or creation of any such guarantees, obligations or Liens shall not be deemed to be the incurrence of Indebtedness; (b) the amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made which shall not exceed the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith in accordance with GAAP; (c) unless otherwise expressly provided in this Agreement, the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (d) lease obligations established in accordance with ASC 842 “Leases” shall not be deemed indebtedness. For purposes of clarity, it is understood and agreed that, anything in this Agreement to the contrary notwithstanding, Indebtedness of non-consolidated subsidiaries (within the meaning of GAAP) shall not be deemed Indebtedness of any Person or any of its Subsidiaries. For purposes of determining compliance with any U.S. dollar-denominated restriction (including, without limitation, those set forth in any definition) on the amount or incurrence of any Indebtedness, the U.S. dollar-equivalent amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or, if incurred with original issue discount, the issue price) of such Refinancing Indebtedness does not exceed the principal amount (or if incurred with original issue discount, the accreted value) of such Indebtedness being Refinanced plus any additional Indebtedness incurred to pay interest or dividends thereon plus the amount of any premium (including tender premiums), defeasance costs and any fees and expenses incurred in connection with the incurrence of such Refinancing Indebtedness; and provided, further, notwithstanding anything to the contrary set forth in Section 6.01, Section 6.15 or elsewhere in this Agreement, the maximum amount of Indebtedness that the ~~Company~~Borrower and its Subsidiaries may incur pursuant to Section 6.01 and such definition shall not be deemed to be exceeded, nor shall the ~~Company~~Borrower be deemed to have breached its obligations under Section 6.15, solely as a result of fluctuations in currency exchange rates. Subject to the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness and Indebtedness being Refinanced are denominated that is in effect on the date of such Refinancing. Unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because such Indebtedness is unsecured. For purposes of clarity, it is understood and agreed that, anything in this Agreement to the contrary notwithstanding, the term “Indebtedness” shall not include any commitment to make loans, advances or other Investments, or to purchase Investments, Persons or other securities or assets or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated March 2024 relating to the ~~Company~~Borrower, the Original Borrowers and the Transactions.

“Intangible Assets” means the aggregate amount of: (a) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, bond discount and underwriting expenses, nonservicing intangibles (including lease intangibles), net operating loss tax carryforwards, and the residual interest in excess of $300,000,000 with respect to off-balance-sheet securitizations where any of the underlying pool of assets lacks federal government support as a source of repayment (for the avoidance of doubt, only the amount of residual interest in such securitizations that is in excess of $300,000,000 shall constitute “Intangible Assets”); and (b) loans or advances to, investments in, or receivables from, any Person if such loan, advance, investment or receivable is outside the ~~Company’s~~Borrower’s ordinary course of business.

“Interest Election Request” means a request by the Borrower ~~Representative~~ to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form ~~of Exhibit C hereto or any other form~~ approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the final maturity date of such Loan, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the final maturity date of such RFR Loan and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the final maturity date of such Term Benchmark Loan.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower ~~Representative~~ may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap, cap, floor, collar, hedge or similar agreements and any other agreement or arrangement designed to manage interest rates or interest rate risk

“Investment” means any direct or indirect loan, loan origination or other extension of credit (including, without limitation, a guarantee), any capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), any Equity Interest, bonds, notes, debentures or other securities or evidences of Indebtedness, any servicing rights, any real property or interests in real property (including, without limitation, improvements, fixtures and accessions thereto and ground leases), and any other investment assets (whether tangible or intangible). “Investment” shall exclude extensions of trade credit in the ordinary course of business, but, unless otherwise expressly stated or the context otherwise requires, shall include acquisitions of any of the foregoing or of any Person, whether by merger, consolidation, acquisition of Equity Interest or assets or otherwise.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of Chase, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower ~~Representative~~ as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower~~s~~ at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require. For the avoidance of doubt, and notwithstanding anything to the contrary contained in any Letter of Credit Agreement, each Letter of Credit shall be unsecured (subject to the cash collateralization requirements set forth in Section 2.06(j)).

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Liabilities” mean all claims (including intraparty claims), actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit Agreement, the Loan Guaranty, each Joinder Agreement, the First Amendment and any other document executed by or on behalf of any Loan Party and delivered to the Administrative Agent in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party~~; provided that each of HAT I and HAT II is a “Loan Guarantor” of the Guaranteed Obligations of each other Loan Party~~ (other than the Borrower).

“Loan Guaranty” means Article 10 of this Agreement.

“Loan Parties” means, collectively, the ~~Company, the Borrowers (including in their capacities as Loan Guarantors), the~~Borrower, the First Amendment Effective Date Subsidiary Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the ~~Company~~Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Banks or the Lenders thereunder or (c) the ability of the Loan Parties taken as a whole to perform their payment obligations under any Loan Document to which any of the Loan Parties is a party.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the ~~Company~~Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount of the obligations” of the ~~Company~~Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the ~~Company~~Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests or incurrence of Indebtedness, means the cash proceeds of such issuance, sale or incurrence, as the case may be, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts and commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance, sale or incurrence, as the case may be, and net of taxes paid or payable as a result thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Guarantor” means any Subsidiary of the ~~Company~~Borrower that is not a Loan Guarantor.

“Non-Recourse Indebtedness” means any Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries:

(a) that is advanced to finance the acquisition of Securitization Assets or other assets and secured only by the assets to which such Indebtedness relates (or by a pledge of equity in the Securitization Entity or Subsidiary of the ~~Company~~Borrower owning such assets) without recourse to the ~~Company~~Borrower or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no significant assets (as determined in good faith by the ~~Company~~Borrower) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness) (other than recourse pursuant to Standard Recourse Undertakings);

(b) that is advanced to any Subsidiaries or group of Subsidiaries of the ~~Company~~Borrower formed for the sole purpose of acquiring or holding Securitization Assets or other assets (directly or indirectly) against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, any other assets of the ~~Company~~Borrower or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no significant assets (as determined in good faith by the ~~Company~~Borrower) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness) (other than recourse pursuant to Standard Recourse Undertakings);

(c) that is advanced to finance the acquisition of real property and secured by only the real property (and any accessions, improvements and fixtures thereto) to which such Indebtedness relates (or by a pledge of equity in the Securitization Entity or Subsidiary of the ~~Company~~Borrower owning such assets) without recourse to the ~~Company~~Borrower or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no significant assets (as determined in good faith by the ~~Company~~Borrower) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness) (other than recourse pursuant to Standard Recourse Undertakings);

(d) recourse for payment is limited to investment assets of a Subsidiary (or group of Subsidiaries) of the ~~Company~~Borrower holding exclusively such investment assets and encumbered by a Lien on such investment assets securing such Indebtedness (which may include a pledge of the Equity Interest of such Subsidiary or group of Subsidiaries) and/or the general credit of such Subsidiary (or group of Subsidiaries) but for which recourse shall not extend to the general credit of the ~~Company~~Borrower or any other of its Subsidiaries, it being understood that the instruments governing such Indebtedness may include customary carve-outs to such limited recourse such as, for example, personal recourse to the ~~Company~~Borrower or its Subsidiaries for breach of representations, fraud, misapplication or misappropriation of cash, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of assets or ownership interests therein, tax indemnifications, environmental liabilities, and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in financings of loan assets; or

(e) customary completion or budget guarantees provided to lenders in connection with any of the foregoing clauses (a) through (d) in the ordinary course of business.

“Non-U.S. Person” means any Person that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

~~“Obligated/Guaranteed Principal Amount” means, with respect to any Domestic Subsidiary of the Company (other than any Domestic Subsidiary that is an Excluded Subsidiary or Securitization Entity) and as of any date, the aggregate principal amount (without duplication) as of such date of (a) all outstanding Debt Obligations of the Company for whose payment the Company and such referent Domestic Subsidiary are jointly and severally liable as co-issuers or co-obligors, (b) all outstanding Debt Obligations of the Company the payment of which is guaranteed by such referent Domestic Subsidiary, (c) all outstanding Debt Obligations of such referent Domestic Subsidiary and (d) all outstanding Guaranteed Subsidiary Debt Obligations of other Domestic Subsidiaries of the Company (other than Domestic Subsidiaries that are Excluded Subsidiaries or Securitization Entities) the payment of which is guaranteed by such referent Domestic Subsidiary.~~

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Original Borrowers” means HAT I and HAT II.

“Original Indebtedness” has the meaning assigned to such term in Section 6.01(n).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (i) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 102% of the LC Exposure as of the date of such payment), (iii) the indefeasible payment in full in cash of the accrued and unpaid fees, if any, (iv) the indefeasible payment in full in cash of all reimbursable expenses and other Guaranteed Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, and (v) the termination of all Commitments.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7; and

(f) easements, rights-of-way and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the ~~Company~~Borrower or any Subsidiary, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the ~~Company~~Borrower and its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from any Rating Agency;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the ~~Company~~Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets” means “plan assets” within the meaning of U.S. Department of Labor regulation at 29 C.F.R. § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Preferred Stock” of any Person means any Equity Interest of such Person that has preferential rights over any other Equity Interest of such Person with respect to dividends or redemptions or upon liquidation, dissolution or winding-up.

“Pricing Certificate” shall mean a certificate, in the form of Exhibit H, executed by a Responsible Officer of the ~~Company~~Borrower and attaching (a) a true and correct calculation of the CarbonCount metric for the most recently ended fiscal year (which calculation shall be verified by the Sustainability Assurance Provider) and setting forth each of the Drawn Pricing Adjustment and the Undrawn Pricing Adjustment for the period covered thereby and computations in reasonable detail in respect thereof and (b) a review report of the Sustainability Assurance Provider confirming that the Sustainability Assurance Provider is not aware of any modifications that should be made to such computations.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” means with respect to any setting of the then-current Benchmark (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, replace or refund (including pursuant to any defeasance, covenant defeasance or satisfaction, discharge or similar mechanism), or to issue a security or incur new Indebtedness in exchange or replacement for such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(n).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Repo Buyer” has the meaning set forth in the definition of “Repurchase Agreement.”

“Repo Seller” has the meaning set forth in the definition of “Repurchase Agreement.”

“Repurchase Agreement” means an agreement between the ~~Company~~Borrower and/or any of its Subsidiaries, as seller (in any such case, the “Repo Seller”), and one or more banks, other financial institutions and/or other investors, lenders or other Persons, as buyer (in any such case, the “Repo Buyer”), and any other parties thereto, under which the ~~Company~~Borrower and/or such Subsidiary or Subsidiaries, as the case may be, are permitted to finance the origination or acquisition of loans, Investments, Equity Interest, other securities, servicing rights and/or any other tangible or intangible property or assets and interests in any of the foregoing (collectively, “Applicable Assets”) by means of repurchase transactions pursuant to which the Repo Seller sells, on one or more occasions, Applicable Assets to the Repo Buyer with an obligation of the Repo Seller to repurchase such Applicable Assets on a date or dates and at a price or prices specified in or pursuant to such agreement, and which may also provide for payment by the Repo Seller of interest, fees, expenses, indemnification payments and other amounts, and any other similar agreement, instrument or arrangement, together with any and all existing and future documents related thereto (including, without limitation, any promissory notes, security agreements, intercreditor agreements, mortgages, other collateral documents and guarantees), in each case as the same may have been or may be amended, restated, amended and restated, supplemented, modified, renewed, extended, refunded, refinanced, restructured or replaced in any manner (whether before, upon or after termination or otherwise) in whole or in part from time to time (including successive amendments, restatements, amendments and restatements, supplements, modifications, renewals, extensions, refundings, refinancings, restructurings or replacements of any of the foregoing), and whether or not with the original or other sellers, buyers, guarantors, agents, lenders, banks, financial institutions, investors or other parties.

“Repurchase Agreement Assets” means any Applicable Assets that are or may be sold by the ~~Company~~Borrower or any of its Subsidiaries pursuant to a Repurchase Agreement.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article 7 or the Commitments terminating or expiring, Lenders having Credit Exposure and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time; provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article 7, the Unfunded Commitment of each Lender shall be deemed to be zero in determining the Required Lenders; and (b) for all purposes after the Loans become due and payable pursuant to Article 7 or the Commitments expire or terminate, Lenders having Credit Exposure representing more than 50% of the Aggregate Credit Exposure at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of the ~~Company, any~~ Borrower ~~or the Borrower Representative, as the context may require~~.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the ~~Company, any~~ Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,250,000,000.

“Revolving Credit Maturity Date” means April 12, 2028 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing. For the avoidance of doubt, RFR Borrowings are only available under this Agreement as a result of the application of Section 2.14.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR. For the avoidance of doubt, RFR Loans are only available under this Agreement as a result of the application of Section 2.14.

“S&P” means Standard & Poor’s Financial Services, LLC , a subsidiary of S&P Global Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, ~~HM’s~~HM Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state ~~or~~, HM Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Indebtedness” means any Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries secured by a Lien upon the property of the ~~Company~~Borrower or any of its Subsidiaries. For purposes of clarity, it is understood and agreed that Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries under a Repurchase Agreement constitutes Secured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans, accounts receivable, real estate assets, mortgage receivables and any other assets capable of being securitized or having Non-Recourse Indebtedness issued against (collectively, “Securitization Assets”) by which the ~~Company~~Borrower or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets or incurs Non-Recourse Indebtedness secured by specified Securitization Assets, including any such transaction involving the sale of specified Securitization Assets to a Securitization Entity.

“Securitization Asset” has the meaning set forth in the definition of “Securitization.”

“Securitization Entity” means (i) any Person established for the purpose of issuing asset-backed or mortgage-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities) or other similar securities; (ii) any special-purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or for the purpose of holding Equity Interests of, or securities issued by, any related Securitization Entity, regardless of whether such special-purpose Subsidiary is an issuer of securities; provided that such special-purpose Subsidiary described in this clause (ii) is not an obligor with respect to any Indebtedness of the ~~Company~~Borrower or any ~~other~~ Loan Guarantor; (iii) any Person established for the purpose of holding Securitization Assets and issuing Non-Recourse Indebtedness secured by such Securitization Assets; (iv) any special-purpose Subsidiary formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements (including without limitation, any Subsidiary that is established for the purpose of owning another Securitization Entity and pledging the equity of that other Securitization Entity as security for the Indebtedness of such other Securitization Entity) and regardless of whether such Subsidiary is an issuer of securities, provided that such special-purpose Subsidiary is not an obligor with respect to any Indebtedness of the ~~Company~~Borrower or any ~~other~~ Loan Guarantor other than under Credit Enhancement Agreements; and (v) any other Subsidiary which is established for the purpose of (x) acting as sponsor for and organizing and initiating Securitizations or (y) facilitating or entering into a Securitization, in each case that engages in activities reasonably related or incidental thereto and that is not an obligor or guarantor with respect to any Indebtedness of the ~~Company~~Borrower. Whether or not a Person is a Securitization Entity shall be determined in good faith by the ~~Company~~Borrower .

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC (as such Rule is in effect on the Effective Date, but (i) without giving effect to extraordinary, unusual or non-recurring items for the purposes of clause 3 of such rule and (ii) with respect to any Subsidiary that is not consolidated with the ~~Company~~Borrower pursuant to GAAP, based solely on clause 1 and 2 of such rule), with the calculation of whether such Subsidiary is a “significant subsidiary” within the meaning of such Rule to be made in accordance with GAAP.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a Solvency Certificate in substantially the form of Exhibit G.

“Specified Call Date” means, in the case of any Specified Hybrid Security the terms of which require the interest rates (or coupon) applicable thereto to reset at set intervals during the life of such security, (i) any date on which such interest rate (or coupon) resets and/or (ii) any other date set forth in the definitive documentation governing the issuance of such Specified Hybrid Security on which the issuer thereunder may prepay or redeem such Specified Hybrid Security.

“Specified Hybrid Securities” means, at any time, trust preferred securities, perpetual preferred equity, deferrable interest subordinated debt securities or other hybrid securities issued by any Loan Party that are accorded at least some equity treatment by at least one of the Rating Agencies at the time of issuance thereof; provided that such securities (i) do not mature and are not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise prior to the date that is the later of (x) 91 days following the Maturity Date or (y) 30 years following the date of issuance thereof (the later of clauses (x) and (y), the “Specified Outside Date”); (ii) shall not be redeemable or exchangeable prior to the Specified Outside Date except by a Loan Party, at its option, on any Specified Call Date and (iii) either (x) do not constitute Indebtedness hereunder or (y) constitute Subordinated Indebtedness hereunder; provided, further that if at any time no Rating Agency accords at least some equity treatment to any Specified Hybrid Security, the Loan Parties shall be permitted, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document to the contrary, to repay in full all outstanding principal of, and accrued but unpaid interest on, such Specified Hybrid Security.

“Specified Outside Date” has the meaning specified in the definition of “Specified Hybrid Securities”.

“Standard Recourse Undertakings” means, with respect to any Securitization or Indebtedness, (a) such representations, warranties, covenants and indemnities which are customarily (as determined by the ~~Company~~Borrower) made by sellers of financial assets or other Securitization Assets, including without limitation, Standard Repurchase Obligations, and (b) such customary (as determined by the ~~Company~~Borrower) carve-out matters for which the ~~Company~~Borrower or any of its Subsidiaries acts as an indemnitor or guarantor in connection with any such Securitization or Indebtedness, such as fraud, misappropriation and misapplication of funds, misrepresentation, criminal acts, repurchase obligations for breach of representations or warranties, environmental indemnities, tax indemnities, insolvency events, non-approved transfers and similar undertakings which the ~~Company~~Borrower determines in good faith to constitute standard undertakings customarily provided by sellers of financial assets and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in financings of loan assets, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the ~~Company~~Borrower for GAAP purposes.

“Standard Repurchase Obligation” means any obligation of a seller of Securitization Assets or other assets in a Securitization or other Non-Recourse Indebtedness to repurchase Securitization Assets or such other assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Statements” has the meaning assigned to such term in Section 2.18(f).

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Guaranteed Obligations to the written satisfaction of the Administrative Agent (acting reasonably).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or by the parent and one or more subsidiaries of the parent. For purposes of clarity, it is understood and agreed that, anything in this Agreement to the contrary notwithstanding, non-consolidated entities (within the meaning of GAAP) shall not be deemed to be subsidiaries of any Person.

“Subsidiary” means any direct or indirect subsidiary of the ~~Company, a~~ Borrower or a Loan Party, as applicable. Unless otherwise specified, “Subsidiary” means any subsidiary of the ~~Company~~Borrower .

“Successor Borrower” means HA Sustainable Infrastructure Capital, Inc.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Sustainability Assurance Provider” shall mean a qualified external reviewer (which reviewer shall be reasonably acceptable to the Administrative Agent), independent of the ~~Company~~Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing as may be designated by the ~~Company~~Borrower; provided, that any such Sustainability Assurance Provider shall apply auditing standards and/or methodologies that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Borrower~~s~~ and approved by the Required Lenders. The ~~Company~~Borrower may designate a replacement Sustainability Assurance Provider from time to time; provided that any such replacement Sustainability Assurance Provider (a) shall be (i) a qualified external reviewer, independent of the ~~Company~~Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing or (ii) another firm designated by the ~~Company~~Borrower and approved by the Required Lenders and (b) shall apply substantially the same auditing standards and methodology used by the prior Sustainability Assurance Provider, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Borrower~~s~~ and approved by the Required Lenders.

“Sustainability Pricing Inaccuracy” has the meaning assigned to it in Section 9.23.

“Sustainability Structuring Agent” means JPMorgan Chase Bank, N.A., in its capacity as sustainability structuring agent to the Borrower~~s~~ hereunder.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the ~~Company, the~~ Borrower~~s~~ or ~~their~~its Subsidiaries shall be a Swap Agreement.

“Tangible Net Worth” of the ~~Company~~Borrower means, on any date of determination, the consolidated stockholders’ equity of the ~~Company~~Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, less Intangible Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term-Out Fee” means an amount equal to 1.875% of the Revolving Loans outstanding on the Revolving Credit Maturity Date, immediately prior to giving effect to the Term-Out Option.

“Term-Out Option” has the meaning assigned to it in Section 2.10(a).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than, for the avoidance of doubt, any Loan or Borrowing bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate pursuant to clause (c) of the definition of Alternate Base Rate).

“Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of the Effective Date, among the ~~Company, the Borrowers, the~~Borrower, the First Amendment Effective Date Subsidiary Guarantors, each other Loan Party from time to time party thereto, the lenders from time to time party thereto and Chase, as the Administrative Agent~~.~~, as amended by Amendment No. 1 to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the First Amendment Effective Date Subsidiary Guarantors, the lenders party thereto and Chase, as the Administrative Agent.

“Term Loan Loan Documents” shall mean the Term Loan Credit Agreement and each other document executed in connection therewith or pursuant thereto.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transactions” means the execution, delivery and performance by the ~~Company, the~~ Borrower~~s~~ and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate (other than, for the avoidance of doubt, any Loan or Borrowing bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate pursuant to clause (c) of the definition of Alternate Base Rate), the Alternate Base Rate or (if applicable pursuant to Section 2.14) the Adjusted Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the ~~Company~~Borrower or any of its Subsidiaries plus capital improvements) of real estate assets of the ~~Company~~Borrower and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, it is understood and agreed that, anything in the foregoing sentence to the contrary notwithstanding, the cost of real estate assets shall include any portion of such cost that may be allocated to intangible assets under GAAP.

“Undrawn Pricing Adjustment” has the meaning assigned to it in the definition of “Applicable Rate”.

“Unencumbered Assets” means, as of any date of determination, the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness plus (ii) all other assets (but excluding goodwill) of the ~~Company~~Borrower and its Subsidiaries not securing (including, for the avoidance of doubt, pursuant to a lien on the Equity Interests of the Person that owns such assets or of any parent thereof) any portion of Secured Indebtedness, all as determined on a consolidated basis for the ~~Company~~Borrower and its Subsidiaries in accordance with GAAP.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

“Unliquidated Obligations” means, at any time, any Guaranteed Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Guaranteed Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” means, with respect to any Person, all classes and series of Equity Interests of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of the directors, managers or trustees (or other persons performing similar functions), as the case may be, of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding Voting Stock of such Subsidiary (other than directors’ qualifying shares and other than an immaterial amount of Voting Stock required to be owned by other Persons pursuant to applicable law or regulation) is owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower ~~Representative~~ notifies the Administrative Agent that the Borrower~~s~~ requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower ~~Representative~~ that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party, the ~~Company~~Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower~~s~~. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to ~~any~~the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06. ~~Pro Forma Adjustments for Acquisitions and Dispositions~~[Reserved]. ~~. To the extent the Company or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or Disposition outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Company most recently ended, the Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Company), as if such acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.~~

Section 1.07. Status of Obligations. In the event that the ~~Company~~Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the ~~Company~~Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Guaranteed Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Guaranteed Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.08. Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article

29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower~~s~~ and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Section 1.09. Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Revolving Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrower~~s~~ from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower~~s~~ may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Converted Term Loan Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower ~~Representative~~ may request in accordance herewith; provided that RFR Loans are only available under this Agreement as the result of the application of Section 2.14. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower~~s~~ to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Term Benchmark Borrowing, an ABR Borrowing or an RFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower~~s~~ shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date (or, in the case of any election to convert or continue any Converted Term Loan, if applicable, the Converted Term Loan Maturity Date).

Section 2.03. Borrowing Procedures; Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower ~~Representative~~ shall notify the Administrative Agent of such request either in writing (delivered by hand, fax or email) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower ~~Representative~~ or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, (a) (i) in the case of a Term Benchmark Borrowing, not later than 3:00 p.m., New York City time, ~~three~~two (~~3~~2) U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, if applicable, not later than 11:00 a.m., New York City time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than ~~12:00 noon~~1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower ~~Representative~~; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing;

(ii) ~~name of the applicable Borrower(s)~~[reserved];

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, if applicable, an RFR Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(vi) the Funding Account details.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one month’s duration; provided that if such Borrowing Request (x) specifies the initial Interest Period applicable to the requested Revolving Borrowing and (y) such specified Interest Period is contemplated by the definition of the term “Interest Period” then the Interest Period specified in the Borrowing Request shall apply to the requested Revolving Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the ~~applicable~~ Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower~~s~~ be permitted to request pursuant to this Section 2.03 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.

Section 2.04. [Reserved].

Section 2.05. [Reserved].

Section 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower ~~Representative, on behalf of a Borrower,~~ may request any Issuing Bank to issue Letters of Credit denominated in dollars as the applicant thereof for the support of the obligations of ~~any~~the Borrower or any Subsidiary thereof, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower ~~Representative~~ shall hand deliver, fax or e-mail (or transmit through Electronic System, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, or extension, but in any event no less than three (3) Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the ~~applicable~~ Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower~~s~~ shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure shall not exceed $60,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or

(ii) the issuance, amendment or issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, including, without limitation, any automatic renewal provision, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the each Issuing Bank may agree, in its sole discretion, to issue (or renew) any Letter of Credit (issued by such Issuing Bank) that expires after the Revolving Credit Maturity Date subject to cash collateralization arrangements satisfactory to it; provided further that any such cash collateralization arrangements shall be entered into no later than, and as a condition precedent to, any such issuance (or renewal) of such Letter of Credit. For the avoidance of doubt, in the event any Issuing Bank agrees to issue any such Letter of Credit, the Loan Documents shall continue to govern the terms of such Letter of Credit after the termination or expiration of the Commitments and the repayment of all other Guaranteed Obligations hereunder and thereunder (other than with respect to the obligations of the Lenders pursuant to clauses (d) and (e) below).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower~~s~~ on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower~~s~~ for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such required participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower~~s~~ shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower ~~Representative~~ receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower ~~Representative~~ receives such notice, if such notice is received after 9:00 a.m., New York time, on the day of receipt; provided that the Borrower~~s~~ may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s~~’~~ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower~~s~~ fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower~~s~~ in respect thereof, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower~~s~~, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower~~s~~ pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower~~s~~ of ~~their~~its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s~~’ joint and several~~ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any (i) lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s~~’~~ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower~~s~~ to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower~~s~~ to the extent permitted by applicable law) suffered by ~~any~~the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower ~~Representative~~ by telephone (confirmed by fax or through Electronic Systems) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower~~s~~ of ~~their~~its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower~~s~~ shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower~~s~~ reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower~~s~~ fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank.

(i) An Issuing Bank may be replaced at any time by written agreement among the Borrower ~~Representative~~, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower~~s~~ shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower ~~Representative~~ and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower ~~Representative~~ receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower~~s~~ shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 102% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to ~~any~~the Borrower described in clause (h) or (i) of Article 7. The Borrower~~s~~ also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Guaranteed Obligations. In addition, and without limiting the foregoing or paragraph (c) of this

Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower~~s~~ shall immediately deposit in the LC Collateral Account an amount in cash equal to 102% of such LC Exposure as of such date plus any accrued and unpaid interest thereon, net of any amount in cash collateral that is already on deposit in the LC Collateral Account for such LC Exposure in accordance with paragraph (c) of this Section. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower~~s~~ hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s~~’~~ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower~~s~~ for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Guaranteed Obligations. If the Borrower~~s are~~is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower~~s~~ within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which ~~a~~the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower~~s~~ (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of ~~such~~the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. ~~Each~~The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of ~~such~~the Borrower, and that ~~such~~the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower ~~Representative~~ by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the applicable Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the ~~applicable~~ Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower~~s~~ each severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the ~~applicable~~ Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower~~s~~, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from the Borrower~~s~~ by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

Section 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower ~~Representative~~ may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower ~~Representative~~ may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower ~~Representative~~ shall notify the Administrative Agent of such election either in writing (delivered by hand, fax or email) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower ~~Representative~~ or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower~~s~~ were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower ~~Representative~~; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) Each Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the ~~name of the applicable Borrower and the~~ Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, if applicable, an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower~~s~~ shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower ~~Representative~~ fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower ~~Representative~~, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing and (B) each RFR Borrowing (if applicable) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b) [Reserved].

(c) The Borrower~~s~~ may at any time terminate, or from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower~~s~~ shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure would exceed such Lender’s Revolving Commitment or (B) the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

(d) The Borrower ~~Representative~~ shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (c) of this Section by 12:00 noon, New York City time, on the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower ~~Representative~~ pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower ~~Representative~~ may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower ~~Representative~~ (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e) The Borrower~~s~~ shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution, provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) in no event shall the Borrower ~~Representative, on behalf of the Borrowers,~~ make more than four (4) such requests in any fiscal year of the ~~Company~~Borrower , (iii) after giving effect thereto, the sum of the total of the additional Commitments after the Effective Date does not exceed $625,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) below have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower~~s~~ and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrower~~s~~ shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower~~s~~, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article 3 and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to materiality or material adverse effect shall be true and correct in all respects as so qualified), except that any such representations and warranties that specifically refer to an earlier date shall be true and correct in all material respects (or all respects if qualified by materiality or material adverse effect) as of such earlier date and (2) no Default or Event of Default exists or would result therefrom.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrower~~s~~ shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower ~~Representative~~, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrower~~s~~ pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower ~~Representative~~, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.10. Repayment and Amortization of Loans; Evidence of Debt; Term-Out Option.

(a) The Borrower~~s~~ hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date; provided that, at the option of the Borrower ~~Representative~~ (the “Term-Out Option”), subject to the conditions set for in clauses (i) through (iii) below, by giving written notice of such election to the Administrative Agent at least fifteen (15) Business Days prior to the Revolving Credit Maturity Date, that the aggregate principal amount of Revolving Loans outstanding on the Revolving Credit Maturity Date (including any Revolving Loans made after the date of such written notice of such election) shall be converted into term loans (the “Converted Term Loans”); provided, further that, on the Revolving Credit Maturity Date, (i) no Default or Event of Default has occurred or is continuing, (ii) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to materiality or material adverse effect shall be true and correct in all respects as so qualified) with the same effect as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects, as applicable) only as of such specified date) and (iii) the ~~applicable~~ Borrower ~~or the Company~~ shall have paid to the Administrative Agent, for the account of each Lender holding Converted Term Loans, the Term-Out Fee. Upon any such conversion, (i) the Revolving Commitments shall automatically terminate, (ii)  ~~each~~the Borrower’s obligations in respect of such Loans shall remain in effect except as otherwise expressly provided for herein and (iii) each Lender shall be deemed to hold its Applicable Percentage (determined immediately prior to giving effect to the Revolving Credit Maturity Date) of such Converted Term Loans.

(b) Each Converted Term Loan shall continue to bear interest at the same rate as, and contain such other terms that are identical to, the Revolving Loan from which such Converted Term Loan was converted (including, in the case of a Converted Term Loan that was converted from a Revolving Loan that was a Term Benchmark Loan at the time of conversion, the same Interest Period applicable to such Revolving Loan at the time of conversion) and each reference herein to “Loans” shall be deemed to be a reference to “Converted Term Loans” as appropriate; provided, however that amounts paid or prepaid in respect of Converted Term Loans may not be reborrowed.

(c) ~~Each~~The Borrower shall repay to the Administrative Agent for the account of each Lender on the last Business Day of each of June 2028, September 2028, December 2028 and on the Converted Term Loan Maturity Date a principal amount equal to 25.0% of the aggregate principal amount of all Converted Term Loans of ~~such~~the Borrower on the Revolving Credit Maturity Date, after giving effect to the conversion referred to above (as adjusted from time to time pursuant to Section 2.09(c)). To the extent not previously paid, all Converted Term Loans shall be paid in full in cash by the Borrower~~s~~ to the Administrative Agent, for the account of each Lender, on the date that is the first anniversary of the Revolving Credit Maturity Date (the “Converted Term Loan Maturity Date”). Repayments of Converted Term Loan Borrowings shall be applied ratably to the Converted Term Loans then outstanding (and ratably among the Lenders holding such Converted Term Loans) and accompanied by accrued interest on the amounts repaid.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower~~s~~ to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower~~s~~ to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraphs (d) and (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower~~s~~ to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower~~s~~ shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11. Prepayment of Loans.

(a) The Borrower~~s~~ shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) In the event and on such occasion that the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower~~s~~ shall prepay the Revolving Loans, and/or LC Exposure (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.06(j)).

(c) (i) All prepayments made pursuant to Section 2.11(a) shall be applied (A) if made with respect to the Converted Term Loans to reduce the subsequent scheduled repayments of Converted Term Loans to be made pursuant to Section 2.10 in inverse order of maturity or (B) if made with respect to the Revolving Loans, to prepay such Loans in accordance with the Lenders’ respective Applicable Percentages without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure

(d) The Borrower ~~Representative~~ shall notify the Administrative Agent by telephone (confirmed by fax or e-mail) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment under this Section: (i) in the case of prepayment of (1) a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment or (2) an RFR Revolving Borrowing, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing or Converted Term Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loan included in the prepaid Borrowings. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

Section 2.12. Fees.

(a) The Borrower~~s~~ agrees to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Commitment Fee Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee. Accrued commitment fees shall be payable in arrears on the fifteenth day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b) The Borrower~~s~~ agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower~~s~~ agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower~~s~~ and the Administrative Agent.

(d) In the event that the Borrower ~~Representative~~ elects to convert the Revolving Loans to Converted Term Loans pursuant to the Term-Out Option, the Borrower ~~Representative~~ agrees to pay to the Administrative Agent for the benefit for the account of each Converted Term Loan Lender the Term-Out Fee prior to, or substantially concurrently with, the consummation thereof.

(e) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, the Term-Out Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each RFR Loan (if applicable) shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by ~~any~~the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to ABR Loans hereunder.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, if applicable, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower ~~Representative~~ and the Lenders by telephone, telecopy or through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower ~~Representative~~ and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower ~~Representative~~ delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing, and any Borrowing Request that requests a Term Benchmark Borrowing, shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s ~~Representative’s~~ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower ~~Representative~~ and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower ~~Representative~~ delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (B) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, no Swap Agreement shall be deemed a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower ~~Representative~~ and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s ~~Representative’s~~ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower ~~Representative~~ may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower~~s~~ will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s ~~Representative’s~~ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower~~s~~ will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower~~s~~ will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower ~~Representative~~ and shall be conclusive absent manifest error. The Borrower~~s~~ shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower~~s~~ shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower ~~Representative~~ of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower ~~Representative~~ pursuant to Section 2.19 or 9.02(c), then, in any such event, the Borrower~~s~~ shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower ~~Representative~~ and shall be conclusive absent manifest error. The Borrower~~s~~ shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower~~s~~ pursuant to Section 2.19 or 9.02(c), then, in any such event, the Borrower~~s~~ shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower ~~Representative~~ and shall be conclusive absent manifest error. The Borrower~~s~~ shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower ~~Representative~~ shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower ~~Representative~~ by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower ~~Representative~~ and the Administrative Agent, at the time or times reasonably requested by the Borrower ~~Representative~~ or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower ~~Representative~~ or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower ~~Representative~~ or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower ~~Representative~~ or the Administrative Agent as will enable the Borrower ~~Representative~~ or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that ~~any~~the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower ~~Representative~~ and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower ~~Representative~~ or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower ~~Representative~~ and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower ~~Representative~~ or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of ~~a~~the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W 8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower ~~Representative~~ and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower ~~Representative~~ or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower ~~Representative~~ or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower ~~Representative~~ and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower ~~Representative~~ or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower ~~Representative~~ or the Administrative Agent as may be necessary for the Borrower ~~Representative~~ and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower ~~Representative~~ and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Guaranteed Obligations).

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(j) Tax Treatment. The Loan Parties and the Lenders agree to treat the Loans as debt of the Borrower~~s~~ for U.S. federal income tax purposes and agree not to take any positions inconsistent with such treatment unless otherwise required by law.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) The Borrower~~s~~ shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Floor L2, Suite IL1-1145 Chicago, IL, 60603-2300, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) All payments received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower~~s~~), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrower~~s~~, second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower~~s~~, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred two percent (102%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, ratably (with amounts allocated to the Converted Term Loans applied to reduce the subsequent scheduled repayments of the Converted Term Loans to be made pursuant to Section 2.10 in inverse order of maturity, and fifth, to the payment of any other Guaranteed Obligation due to the Administrative Agent or any Lender from the Borrower~~s~~ or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower ~~Representative~~, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower~~s~~ shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Guaranteed Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower ~~Representative~~ pursuant to Section 2.03.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower~~s~~ pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower~~s~~ or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). ~~Each~~The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against ~~such~~the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of ~~such~~the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower ~~Representative~~ to the Administrative Agent pursuant to Section 2.11(d)), notice from the Borrower ~~Representative~~ that the Borrower~~s~~ will not make such payment or prepayment, the Administrative Agent may assume that the Borrower~~s have~~has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower~~s have~~has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f) The Administrative Agent may from time to time provide the Borrower~~s~~ with account statements or invoices with respect to any of the Guaranteed Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s~~’~~ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Guaranteed Obligations. If the Borrower~~s~~ pays the full amount indicated on a

Statement on or before the due date indicated on such Statement, the Borrower~~s~~ shall not be in default of payment with respect to the billing period indicated on such Statement; provided that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower~~s are~~is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower~~s~~ hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower~~s are~~is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower~~s~~ may, at ~~their~~its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) solely to the extent such consent would be required pursuant to Section 9.04, the Borrower~~s~~ shall have received the prior written consent of the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower~~s~~ (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower~~s~~ to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower ~~Representative~~, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower ~~Representative~~ may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower ~~Representative~~, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower~~s~~ as a result of any judgment of a court of competent jurisdiction obtained by the Borrower~~s~~ against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s~~’~~ obligations corresponding to such Defaulting Lender’s LC Exposure is held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure and, if applicable, Converted Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower~~s~~ shall within one (1) Business Day following written notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Bank, the Borrower’s~~’~~ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower~~s~~ cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower~~s~~ shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower~~s~~ in accordance with Section 2.20(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower~~s~~ or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower~~s~~ and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and (ii) any cash collateral provided by the Borrower~~s~~ pursuant to clause (d)(ii) above shall be returned to the Borrower~~s~~ within three (3) Business Days after such agreement.

Section 2.21. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):

Section 3.01. Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or other requirement to create, any Lien on any asset of any Loan Party or any Subsidiary.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The ~~Company~~Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2022 and December 31, 2023, each reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the ~~Company~~Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No event, development or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2023.

Section 3.05. Properties.

(a) Each of the Loan Parties and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary owns, licenses or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party and each Subsidiary does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth on Schedule 3.06) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters, (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

Section 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) each Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 3.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan and (ii) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

(b) None of the Loan Parties is an entity deemed to hold Plan Assets, and, for so long as the Lender is not using Plan Assets, neither the execution or delivery of, nor performance of the transactions contemplated under, this Agreement, including the making of any Loan or the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.11. Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any other Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that such projected information may vary from actual results and that such variances may be material).

Section 3.12. [Reserved].

Section 3.13. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.14. Insurance. The insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the ~~Company~~Borrower of each Subsidiary, (b) a true and complete listing of each class of ~~each of the Company’s~~the Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the ~~Company~~Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Section 3.16. [Reserved].

Section 3.17. [Reserved].

Section 3.18. Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to purchase or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.19. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.20. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

Section 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees, agents and advisors, in their capacity as such, with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and to the knowledge of such Loan Party its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary, any of their respective directors or officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.22. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(b) Financial Statements. The Lenders shall have received satisfactory audited consolidated financial statements of the ~~Company~~Borrower for the December 31, 2022 and 2023 fiscal years. For the avoidance of doubt, posting such financial statements to the ~~Company’s~~Borrower’s website shall satisfy the delivery requirements of this clause (b).

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the ~~Company~~Borrower and each Original Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d) Officers Certificate. The Administrative Agent shall have received a certificate, signed by a president, a vice president or a Financial Officer of the ~~Company~~Borrower, dated as of the Effective Date, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, signed by a Financial Officer of the ~~Company~~Borrower, dated as of the Effective Date.

(f) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Clifford Chance US LLP, New York counsel for the Loan Parties and (ii) Venable LLP, Maryland counsel for the Loan Parties, in each case in form and substance satisfactory to the Administrative Agent. The ~~Company~~Borrower and the Original Borrowers hereby request such counsel to deliver such opinion.

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(h) Refinancing. Substantially simultaneously with the initial Borrowing of the Revolving Loans, the Existing Debt Facilities Refinancing shall be consummated.

(i) USA PATRIOT Act, Etc. The Administrative Agent shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Original Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Original Borrowers at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(j) Other Approvals. All Governmental Authority and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the ~~Company~~Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

(k) Term Loan Documents. The Original Borrowers and the Effective Date Subsidiary Guarantors shall have executed and delivered satisfactory Term Loan Documents, dated as of the Effective Date, the “Effective Date” (as defined in the Term Loan Credit Agreement) shall have occurred and the Original Borrowers shall have received the Net Cash Proceeds of the term loans funded under the Term Loan Credit Agreement.

The Administrative Agent shall notify the Original Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York time, on May 15, 2024 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents (~~in~~excluding~~, without limitation,~~ the representations and warranties set forth in Section~~s~~ 3.06(a) and Section 3.04(b~~) and 3.06(a~~)) shall be true and correct in all material respects (except that any representation and warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as so qualified) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of, or on a pro forma basis after giving effect to the making of such Borrowing or the issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, the relevant Issuing Bank shall have received a Borrowing Request in accordance with the requirements hereof.

Each Borrowing and each issuance, amendment, or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower~~s~~ on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been Paid in Full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower~~s~~ will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the ~~Company~~Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the ~~Company~~Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of the ~~Company~~Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the ~~Company~~Borrower as presenting fairly in all material respects the financial condition and results of operations of the ~~Company~~Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 90 days after the end of each fiscal year of the ~~Company~~Borrower, beginning with the fiscal year of the ~~Company~~Borrower ending December 31, 2024, a Pricing Certificate containing the information and calculations set forth in the Pricing Certificate, as applicable, necessary for determining the Drawn Pricing Adjustment and the Undrawn Pricing Adjustment, in each case, for the applicable fiscal year, subject to Section 9.23; provided that failure to deliver the Pricing Certificate will not result in a Default or an Event of Default; provided, further, that no more than one Pricing Certificate may be delivered in any fiscal year;

(d) within the earlier of (x) 10 Business Days after any delivery of financial statements under clause (a) or (b) above and (y) 90 days after the end of each fiscal year of the ~~Company~~Borrower (in the case of any delivery of financial statements under clause (a) above) or 45 days after the end of each of the first three fiscal quarters of the ~~Company~~Borrower (in the case of any delivery of financial statements under clause (b) above), a certificate of a Financial Officer of the ~~Company~~Borrower in substantially the form of Exhibit E (i) certifying, in the case of the financial statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the ~~Company~~Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Sections 6.12 through ~~6.16~~6.15 then in effect and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) [reserved];

(f) [reserved];

(g) [reserved];

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the ~~Company~~Borrower to its shareholders generally, as the case may be;

(i) promptly after receipt thereof by the ~~Company~~Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the ~~Company~~Borrower or any Subsidiary thereof;

(j) promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the ~~Company or any~~ Borrower by independent accountants in connection with the accounts or books of the ~~Company~~Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(k) promptly following any request therefor, (x) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and (z) such other information regarding sustainability matters and practices of any Loan Party or any Subsidiary (including with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Lender may reasonably request for purposes of compliance with any legal or regulatory requirement or internal policies applicable to it; and

(l) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the ~~Company~~Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the ~~Company~~Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the ~~Company~~Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the ~~Company~~Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Documents required to be delivered pursuant to Sections 5.01(a), (b) and (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the ~~Company’s or the~~ Borrower’s~~’~~ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower ~~Representative~~, the Borrower ~~Representative~~ shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower~~s~~ with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.02. Notices of Material Events. The Borrower ~~Representative~~ will furnish to the Administrative Agent (which shall promptly notify each Lender in accordance with its customary practice) prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) its knowledge of the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;

(c) [reserved];

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(e) notice of a Sustainability Pricing Inaccuracy;

(f) any change in the credit ratings from a credit rating agency, or the placement by a credit rating agency of any Loan Party on a “Credit Watch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by a credit rating agency of, or its intent to cease, rating such Loan Party’s debt; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Credit Agreement dated April 12, 2024” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower ~~Representative~~ setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business . Each Loan Party will, and will cause each Subsidiary to, (a) (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (ii) take all action to maintain all the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case of clauses (ii) and (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

Section 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent or any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon at least three (3) Business Days reasonable prior notice, to visit and inspect its properties and conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly); provided that except during the continuation of an Event of Default, (i) only the Administrative Agent (either for its own account or on behalf of any Lender) may exercise rights under this clause (b) and (ii) only one (1) such visit is permitted per calendar year. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

Section 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08. Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used (i) to repay in full any amounts outstanding under the Existing Credit Agreement and the Existing DDTL Credit Agreement and (ii) for general corporate purposes of the ~~Company~~Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) The Borrower~~s~~ will not request any Borrowing or Letter of Credit, and ~~no~~the Borrower shall not use, and the ~~Company and each~~ Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09. Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Loan Parties on the date thereof as to the matters specified in this Section 5.09.

Section 5.10. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties and their Subsidiaries) as are customarily carried under similar circumstances by such Persons.

Section 5.11. Future Guarantees. On the First Amendment Effective Date, the Guaranteed Obligations will be guaranteed solely by each ~~Borrower (in each case other than with respect to its own Guaranteed Obligations), the Company and each of the~~of the First Amendment Effective Date Subsidiary Guarantors. If, on any date (a “Guarantee Date”), ~~the aggregate Obligated/Guaranteed Principal Amount of~~ any Domestic Subsidiary of the ~~Company~~Borrower (other than a Domestic Subsidiary of the ~~Company~~Borrower that is an Excluded Subsidiary or a Securitization Entity) ~~exceeds~~either (i) guarantees any Corporate Indebtedness (other than the Obligations) or (ii) is the issuer or borrower, as applicable, of any outstanding Corporate Indebtedness, in each case, in an aggregate principal amount in excess of $2,500,000, the ~~Company~~Borrower will cause such Domestic Subsidiary to execute and deliver to the Administrative Agent, within 30 days after such Guarantee Date (except as set forth in the proviso below), a Joinder Agreement; provided that, if a Domestic Subsidiary that would have been required to guarantee the Guaranteed Obligations but for the fact that it was an Excluded Subsidiary or a Securitization Entity shall be required to guarantee the Guaranteed Obligations because it shall have ceased to be an Excluded Subsidiary or a Securitization Entity, or if a Subsidiary that was a Foreign Subsidiary shall be required to guarantee the Guaranteed Obligations because it shall have become a Domestic Subsidiary that is not an Excluded Subsidiary or a Securitization Entity, as the case may be, the Joinder Agreement referred to above shall be delivered to the Administrative Agent within 30 days after the date such Domestic Subsidiary shall have ceased to be an Excluded Subsidiary or a Securitization Entity or such Foreign Subsidiary shall have become a Domestic Subsidiary that is not an Excluded Subsidiary or Securitization Entity, as the case may be. In connection therewith, the Administrative Agent and the Lenders shall have received all documentation and other information regarding such Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation. Upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents. Anything in this Agreement to the contrary notwithstanding, no Excluded Subsidiary, Securitization Entity or Foreign Subsidiary shall be required to guarantee the Guaranteed Obligations or become a Loan Guarantor. The obligations of each Loan Guarantor under its Guarantee of the Guaranteed Obligations will be limited as provided in Article 9.

Anything in this Agreement to the contrary notwithstanding, a Loan Guarantor’s Guarantee of the Guaranteed Obligations will automatically and permanently terminate and be released, all other obligations of such Loan Guarantor under this Agreement will automatically and permanently terminate and such Loan Guarantor will be automatically and permanently released from all of its obligations under its Guarantee of the Guaranteed Obligations under the circumstances set forth in Section ~~9.08~~10.08.

Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including such actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been Paid in Full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable for payment of (collectively, “incur”) any Indebtedness, except:

(a) (i) Indebtedness under the Loan Documents, (ii) ~~the Existing Notes~~Indebtedness outstanding under the 2034 Indenture on the First Amendment Effective Date and (iii) other Indebtedness incurred after the Effective Date under any other credit facilities (including the issuance and creation of letters of credit, bankers’ acceptances and similar instruments thereunder) if, immediately after giving effect to the incurrence of such Indebtedness under this clause (a)(iii) and the receipt and application of the proceeds therefrom, the aggregate principal amount of Indebtedness, determined on a consolidated basis under GAAP, outstanding under clauses (a)(i) and (a)(iii) hereunder shall not exceed the greater of (x) $100,000,000 and (y) 4% of Total Assets at such time;

(b) Indebtedness existing on the date hereof (other than Indebtedness described in clause (a) above) and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (n) hereof;

(c) (i) Deferred Funding Obligations and (ii) Repurchase Agreements in respect of U.S. Government Obligations;

(d) Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries under Commodity Agreements, Currency Agreements and Interest Rate Agreements incurred or entered into for hedging purposes and not for speculative purposes;

(e) Intercompany Indebtedness; provided, however, that:

(i) if the ~~Company or any~~ Borrower is the obligor on Indebtedness owing to and held by a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to the Obligations under the Loan Documents;

(ii) if a Loan Guarantor is the obligor on Indebtedness owing to and held by a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to such Loan Guarantor’s Guarantee of the Guaranteed Obligations; and

(iii) (A) any subsequent issuance or transfer of Equity Interests or other event which results in any such Indebtedness being held by a Person other than the ~~Company~~Borrower or a Subsidiary of the ~~Company~~Borrower and (B) any sale or other transfer of any such Indebtedness to a Person other than the ~~Company~~Borrower or a Subsidiary of the ~~Company~~Borrower, shall in each case referred to in clause (A) and (B) immediately above be deemed to constitute an incurrence of such Indebtedness by the ~~Company~~Borrower or such Subsidiary not permitted by this clause (e).

(f) Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(g) (x) Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries in respect of banker’s acceptances, workers’ compensation claims, surety, performance, bid, customs, stay, appeal, tax or similar bonds, security deposits, performance or completion guarantees and payment obligations in connection with self-insurance or similar obligations provided or obtained by the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower in the ordinary course of business and (y) Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations, taxes or contributions for social security, wages or unemployment, health, disability or other employee benefits, or property, casualty or liability insurance provided to the ~~Company~~Borrower or any of its Subsidiaries pursuant to reimbursement or indemnification obligations of such Person, in each case incurred in the ordinary course of business.

(h) Indebtedness of the ~~Company~~Borrower and its Subsidiaries if, immediately after giving effect to the incurrence of any such Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of Indebtedness of the ~~Company~~Borrower and its consolidated Subsidiaries, determined on a consolidated basis under GAAP, outstanding under this clause (h) shall not exceed the greater of (x) $75,000,000 and (y) 3% of Total Assets at such time.

(i) Indebtedness of any Person (a) outstanding on the date of any acquisition of Investments or other securities or assets from such Person, including through the acquisition of a Person that becomes a Subsidiary of the ~~Company~~Borrower or is acquired by, or merged or consolidated with or into, the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower, or that is assumed by the ~~Company~~Borrower or any of its Subsidiaries in connection with any such acquisition (other than Indebtedness incurred by such Person in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) incurred by the ~~Company~~Borrower or any of its Subsidiaries to provide all or any portion of the funds utilized to acquire, or to consummate the transaction or series of related transactions in connection with or in contemplation of any acquisition of, any Investments or other securities or assets, including through the acquisition of a Person that becomes a Subsidiary of the ~~Company~~Borrower or is acquired by, or merged or consolidated with or into, the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower, provided, however, that immediately after giving effect to the incurrence of such Indebtedness pursuant to this clause (i) and, if applicable, the repayment, repurchase, defeasance, redemption, Refinancing or other discharge of any other Indebtedness in connection with such acquisition, merger or consolidation, on a pro forma basis, (x) the ~~Company~~Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Sections 6.12 through ~~6.16~~6.15 then in effect and (y) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such incurrence and, if applicable, the repayment, repurchase, defeasance, redemption, Refinancing or other discharge of any other Indebtedness in connection with such acquisition, merger or consolidation;

(j) Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries arising from agreements of the ~~Company~~Borrower or a Subsidiary of the ~~Company~~Borrower providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with an investment in or the acquisition or disposition of any business, Investments or other securities or assets of the ~~Company~~Borrower or any business, Investments, other securities or assets or Equity Interest of a Subsidiary of the ~~Company~~Borrower , other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, Investments, assets or Equity Interest for the purpose of financing such acquisition;

(k) Indebtedness incurred by the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower in connection with (i) insurance premium financing arrangements, (ii) deferred compensation payable to directors, officers, members of management, employees or consultants of the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower, (iii) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to real property of the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (v) obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar arrangements entered into with the seller of a business or any other similar arrangements providing for the deferred payment of the purchase price for an Investment or other securities or assets or any other acquisition;

(l) Indebtedness of the ~~Company~~Borrower or any of its Subsidiaries owed to banks and other financial institutions incurred in the ordinary course of business of the ~~Company~~Borrower and its Subsidiaries in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the ~~Company~~Borrower and its Subsidiaries;

(m) Indebtedness consisting of promissory notes issued by the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower to future, present or former directors, officers, employees or consultants of the ~~Company~~Borrower or any of its Subsidiaries or their respective assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners to finance the purchase, redemption or other acquisition, cancellation or retirement of Equity Interest, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interest or other equity-based awards, of the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower ;

(n) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (a)(ii), (b), (i) and (p) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Obligations under the Loan Documents, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness;

(o) Guarantees of Indebtedness of the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower (including, without limitation, Guarantees of the Obligations under the Loan Documents) by the ~~Company~~Borrower or any Subsidiary of the ~~Company~~Borrower; provided that such Indebtedness was incurred or outstanding on the Effective Date or was permitted (or not prohibited) to be incurred under this Section 6.01; and

(p) Indebtedness so long as, on the date of the incurrence of such Indebtedness and immediately after giving effect to the incurrence of such Indebtedness and the repayment, repurchase, defeasance, redemption or other discharge of any other Indebtedness with the proceeds of the Indebtedness being so incurred or in connection with the transactions pursuant to which such Indebtedness is being incurred, on a pro forma basis:

(1) the ~~Company~~Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Sections 6.12 through ~~6.16~~6.15 then in effect; and

(2) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such incurrence.

For purposes of determining compliance with this Section 6.01 in the event that an item of Indebtedness (including Indebtedness incurred or outstanding on the Effective Date) or portion thereof meets the criteria of more than one of clauses (a) – (o) above, the ~~Company~~Borrower shall, in its sole discretion, classify (and may later reclassify) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 (it being understood, for purposes of clarity, that the ~~Company~~Borrower will be entitled to divide and classify, and subsequently re-divide and reclassify, an item of Indebtedness into one or more of the categories of Indebtedness referred to in this sentence). In determining compliance with the amount of Indebtedness permitted or which may be incurred under, or classified or reclassified to, clause (h) above, the aggregate principal amount of Indebtedness outstanding under any such clause and the amount of Total Assets of the ~~Company~~Borrower and its consolidated Subsidiaries shall be determined after giving effect to the incurrence of the applicable Indebtedness under, or the classification or reclassification of the applicable Indebtedness to, such clause, as the case may be, and, if applicable, the receipt and application of the proceeds therefrom (including, without limitation, to repay other Indebtedness and to acquire Investments, Persons, or other securities or assets), and the maximum amount of Indebtedness that the ~~Company~~Borrower and its Subsidiaries may incur pursuant to such clause (h) shall not be deemed to be exceeded solely as a result of a subsequent decline in the amount of Total Assets of the ~~Company~~Borrower. Accrual of interest, accretion or amortization of original issue discount, payment of interest on any Indebtedness in the form of additional Indebtedness with substantially the same terms, and the accrual, accumulation or payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class or series of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 6.01.

Section 6.02. Liens. No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens securing obligations in respect of commercial or trade-related Letters of Credit covering the goods (or the documents of title in respect of such goods) financed by such Letters of Credit together with the proceeds and products thereof;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(h) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the ~~Company~~Borrower and its Subsidiaries, or (ii) secure any Indebtedness;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(j) additional Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $5,000,000 at any time outstanding.

Section 6.03. Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, divide or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of ~~any~~the Borrower may merge into ~~a~~the Borrower in a transaction in which ~~a~~the Borrower is the surviving entity, (ii) any Loan Party (other than the ~~Company or any~~ Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate, divide or dissolve if the Borrower~~s~~ determines in good faith that such liquidation, division or dissolution is in the best interests of the Borrower~~s~~ and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of the Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of the Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.11 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower~~s~~ and ~~their~~its Subsidiaries on the date hereof and businesses reasonably related or incidental thereto or representing a reasonable expansion thereof or make any material changes to its business model.

(d) No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date.

(e) No Loan Party will change the accounting basis upon which its financial statements are prepared.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) investments by the ~~Company~~Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries;

(d) loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000;

(g) notes payable, or stock or other securities issued by account debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts receivable in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of the ~~Company~~Borrower or consolidates or merges with the ~~Company~~Borrower or any Subsidiary (including in connection with a permitted acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with the disposition of assets permitted by Section 6.05;

(k) investments in the ordinary course of business consistent with past practice and reasonable extensions, evolutions or developments thereof; and

(l) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”.

Section 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will the ~~Company~~Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the ~~Company~~Borrower or another Subsidiary in compliance with Section 6.04 or, in the case of Hannon Armstrong Sustainable Infrastructure, L.P., to any other Person as part of executive compensation), except:

(a) Dispositions of assets in the ordinary course of business and consistent with past practice;

(b) Dispositions of assets to the ~~Company~~Borrower or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Dispositions of accounts receivable (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) Dispositions of Permitted Investments;

(e) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the ~~Company~~Borrower or any Subsidiary;

(f) any transfer of an asset to a special-purpose entity that meets the requirements of a “Securitization Entity”; and

(g) Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section 6.05, provided that the aggregate fair market value of all assets Disposed of in reliance upon this clause (g) shall not exceed $10,000,000; provided that all transfers and Dispositions permitted under this clause (g) shall be made for fair value and for at least 75% cash consideration.

Section 6.06. [Reserved].

Section 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements entered into to hedge or mitigate risks and not for speculative purposes.

Section 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the ~~Company~~Borrower may declare and pay dividends per share with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests, (ii) the ~~Company~~Borrower may declare and pay dividends with respect to its Equity Interests in an aggregate amount per share in any fiscal year of the ~~Company~~Borrower not to exceed 100% of the “adjusted earnings” per share or words of similar import (in each case, as such term is reported in the ~~Company’s~~Borrower’s financial statements from time to time) for such fiscal year ~~and~~, (iii) a Loan Party may (x) declare and pay dividends with respect to any Specified Hybrid Securities (to the extent not constituting Subordinated Indebtedness) and (y) make additional Restricted Payments in the form of payments to repurchase, redeem, retire, acquire, cancel or terminate any Specified Hybrid Securities (to the extent not constituting Subordinated Indebtedness) on any Specified Call Date and (iv) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any subordinated Indebtedness, except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness permitted under Section 6.01, other than payments prohibited by the subordination provisions thereof; ~~and;~~

(ii) solely on any Specified Call Date with respect to the applicable Specified Hybrid Securities, payments of principal (together with accrued but unpaid interest as of such date) in respect of any such Specified Hybrid Securities called by a Loan Party on such date; and

(iii ) refinancings of Indebtedness to the extent permitted by Section 6.01.

Section 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and their respective Subsidiaries not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(e), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04(f), (g) the payment of reasonable fees to directors of the ~~Company~~Borrower or any Subsidiary who are not employees of the ~~Company~~Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the ~~Company~~Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the ~~Company’s~~Borrower’s board of directors.

Section 6.10. Restrictive Agreements. The ~~Company~~Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement relating to any other Indebtedness for borrowed money or any guarantee thereof that restricts the ability of the ~~Company~~Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations under the Loan Documents; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by this Agreement, (b) restrictions and conditions that are not materially more restrictive to the ~~Company~~Borrower or any Subsidiary than those set forth in this Agreement, (c) restrictions and conditions existing on the date hereof pursuant to any existing Indebtedness of the ~~Company~~Borrower or any Subsidiary and any refinancing thereof (provided that no such refinancing is, in the good faith judgment of the ~~Company~~Borrower , more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such refinancing), (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (e) customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (determined by the ~~Company~~Borrower in good faith) and (f) restrictions and conditions that are assumed in connection with any acquisition of property or Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition.

Section 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

Section 6.12. Tangible Net Worth Ratio. The ~~Company~~Borrower will not permit the ratio of Indebtedness to Tangible Net Worth to exceed 3.25 to 1.00 as of the last day of any fiscal quarter of the ~~Company~~Borrower. For purposes of this Section 6.12, Indebtedness shall be determined with reference to the balance sheet included with the most recent financial statements delivered pursuant to Section 5.01(a) or (b), as applicable.

Section 6.13. [Reserved].

Section 6.14. Minimum Tangible Net Worth. The ~~Company~~Borrower will not permit the Tangible Net Worth as of the last day of any fiscal quarter of the ~~Company~~Borrower to be less than the sum of (a) $1,273,401,329 plus (b) 25% of the Net Cash Proceeds received by the ~~Company~~Borrower after December 31, 2023 from any offering by the ~~Company~~Borrower of its common Equity Interests.

Section 6.15. Unencumbered Assets Ratio. The ~~Company~~Borrower will not permit the ratio of Unencumbered Assets to the aggregate outstanding principal amount of unsecured Indebtedness to be less than 1.20 to 1.00 as of the last day of any fiscal quarter of the ~~Company~~Borrower.

~~Section 6.16. Consolidated Fixed Charge Coverage Ratio. Other than during the Covenant Suspension Period, the Company will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the last day of any fiscal quarter of the Company.~~

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower~~s~~ shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower~~s~~ shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article 6;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender); provided, that, for the avoidance of doubt, the failure to deliver a Pricing Certificate with respect to any fiscal year by the date required by Section 5.01(c) shall not result in a Default or Event of Default and the increase in the Applicable Margin and the Commitment Fee Rate, in each case, as described in the definition of “Applicable Rate” shall be the only consequences of such failure to deliver;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Non-Recourse Indebtedness), when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness (other than Non-Recourse Indebtedness) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than any Non-Recourse Indebtedness) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such

Loan Party or Significant Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Significant Subsidiary to enforce any such judgment or any Loan Party or any Significant Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty, or any Guarantor shall deny that it has any further liability under the Loan Guaranty, or shall give notice to such effect; or

(o) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), then, and in every such event (other than an event with respect to ~~any~~the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower ~~Representative~~, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Loans at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrower~~s~~ accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower~~s~~, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to ~~any~~the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrower~~s~~ accrued hereunder and under any other Loan Document, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower~~s~~. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Loan Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to ~~any~~the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent and the Sustainability Structuring Agent are commercial in nature and not to invest in the general performance or operations of the Borrower~~s~~. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Guaranteed Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-

agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) The Arrangers, Documentation Agents and the Sustainability Structuring Agent shall not have obligations or duties whatsoever in their respective capacities under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in their respective capacities, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower~~s~~) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Guaranteed Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Guaranteed Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s~~’~~ rights to consent pursuant to and subject to the conditions set forth in this Article, ~~none of~~neither the Borrower~~s~~ nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Guaranteed Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Guaranteed Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower ~~Representative~~, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower~~s~~, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower~~s~~), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03. Posting of Communications.

(a) ~~Each~~The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and ~~each~~the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and ~~each~~the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SUSTAINABILITY STRUCTURING AGENT, ANY DOCUMENTATION AGENT, ANY ARRANGERS OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and ~~each~~the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans, and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower ~~Representative~~, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower ~~Representative~~ (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower ~~Representative~~, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.06. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower~~s~~, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, the Sustainability Structuring Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Documentation Agent, the Sustainability Structuring Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower~~s~~ and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Bank also acknowledges and agrees that none of the Administrative Agent, any Arranger, any Documentation Agent or the Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the Facility meets such Lender’s or Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the Facility, including the characteristics of the relevant key performance indicators to which the Borrower~~s~~ will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) each Lender and Issuing Bank has performed its own independent investigation and analysis of the Facility and whether the Facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) (ii) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) ~~Each~~The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by ~~any~~the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower~~s~~ or any other Loan Party for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sustainability Structuring Agent, any Documentation Agent and Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of ~~any~~the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sustainability Structuring Agent, any Documentation Agent and Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of ~~any~~the Borrower or any other Loan Party, that none of the Administrative Agent, the Sustainability Structuring Agent, any Documentation Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, the Sustainability Structuring Agent, the Documentation Agents and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.08. Sustainability Structuring Agent.

(a) Sustainability Matters. Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the ~~Company~~Borrower of any CarbonCount® level or any (i) Drawn Pricing Adjustment or (ii) Undrawn Pricing Adjustment as a result of any such calculation (or any of the data or computations that are part of or related to any such calculation) as set forth in the ~~Company’s~~Borrower’s Pricing Certificate delivered pursuant to Section 5.01(c) (and the Administrative Agent may rely conclusively on any such financial information, without further inquiry).

(b) No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, any Documentation Agent, the Administrative Agent nor the Sustainability Structuring Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 8.09. Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower~~s~~ may, but shall not be obligated to, make ~~any~~the Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and ~~each of~~ the Borrower~~s~~ acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower~~s~~ that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and ~~each of~~ the Borrower~~s~~ hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S~~’~~ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower~~s~~ to the Administrative Agent through an Approved Borrower Portal.

(d) Each of the Lenders, each of the Issuing Banks and ~~each of~~ the Borrower~~s~~ agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower~~s~~ to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, as follows:

(i) if to any Loan Party, to it in care of the Borrower ~~Representative~~ at:

~~Hannon Armstrong~~HA Sustainable Infrastructure Capital, Inc.

One Park Place, Suite 200

Annapolis, MD 21401

Attention: Legal Department

Fax No: (410) 571 6199

E-mail: Legaldepartment@hasi.com

(ii) if to the Administrative Agent from ~~a~~the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower~~s~~;

(iii) if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data rooms:

Email: covenant.compliance@jpmchase.com

(iv) if to Chase in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A. at the address separately provided to the Borrower~~s~~;

(v) if to any other Lender or Issuing Bank, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems, Approved Electronic Platforms or Approved Borrower Portals, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Borrower ~~Representative~~, any Loan Party, the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms or Approved Borrower Portals, as applicable, in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower ~~Representative~~ (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if given outside of normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14(b) and (c) and Section 9.02(d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower~~s~~ and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change the definition of “Applicable Percentage” without the written consent of each Lender directly affected thereby, (G) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender) or (H) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Bank); provided, further, that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower~~s~~ may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower~~s~~, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower~~s~~ shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower~~s~~ hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower ~~Representative~~, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower ~~Representative~~ only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 9.03. Expenses; Limitation of Liability; Indemnity; Etc.

(a) Expenses. The ~~Company and the~~ Borrower~~s, jointly and severally,~~ shall pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, disbursements and other charges of one firm of primary counsel to the Administrative Agent, the Sustainability Structuring Agent, the Documentation Agents and the Arrangers and, if reasonably necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in connection with the credit facilities provided for herein, the syndication and distribution (including, without limitation, via the internet or through an Electronic System or Approved Electronic Platform) thereof, the preparation, execution, delivery, and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents, (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, (including the reasonable fees, disbursements and other charges of one firm of primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, and, if reasonably necessary, a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) (and, solely in the case of any actual or perceived conflict of interest, one additional counsel and, to the extent reasonably necessary, one local counsel in each appropriate jurisdiction to each group of similarly situated persons actually affected by such conflict taken as a whole)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) neither ~~any~~the Borrower nor any other Loan Party shall assert, and ~~each~~the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Sustainability Structuring Agent, any Documentation Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve ~~any~~the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Sustainability Structuring Agent, each Documentation Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.17, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim with the exception of clause (v) above.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been Paid in Full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the Payment in Full of the Guaranteed Obligations.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower ~~Representative~~, provided that, the Borrower ~~Representative~~ shall be deemed to have consented to an assignment of all or a portion of the Commitments and the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided, further, that no consent of the Borrower ~~Representative~~ shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Converted Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to either Borrower under Sections 7(h) or (i) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; provided, further, that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Converted Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower ~~Representative~~ and the Administrative Agent otherwise consent; provided that no such consent of the Borrower ~~Representative~~ shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the ~~Company~~Borrower , the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower~~s~~, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower~~s~~, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be made available at the Administrative Agent’s New York, New York offices or otherwise on an Approved Electronic Platform for inspection by the Borrower~~s~~, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower~~s~~, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Letters of Credit and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower~~s~~, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower~~s~~ agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrower ~~Representative~~ and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s~~’~~ request and expense, to use reasonable efforts to cooperate with the Borrower~~s~~ to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower~~s~~, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender, without the consent of, or notice to, ~~any~~the Borrower~~s~~, the Administrative Agent or any other person, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of ~~any~~the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, ~~each~~the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower~~s~~ and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of ~~any~~the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Guaranteed Obligations owing to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower ~~Representative~~ and the Administrative Agent of such setoff or application; provided that the failure to give such notice shall not affect the validity of such setoff or application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Guaranteed Party relating to this Agreement, any other Loan Document, or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (y) credit insurance providers requiring access to such information in connection with credit insurance issued for the benefit of such Lender or (z) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower ~~Representative~~, (h) on a confidential basis to service providers providing administrative and ministerial services solely in connection with the administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.), (i) on a confidential basis to (1) any rating agency in connection with rating the ~~Company~~Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the ~~Company or any~~ Borrower~~s~~. For the purposes of this Section, “Information” means all information received from the ~~Company or any~~ Borrower relating to the ~~Company or any~~ Borrower or ~~their~~its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the ~~Company or any~~ Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the ~~Company or any~~ Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary herein, the parties hereto (and each of their employees, representatives and other agents) may disclose to any Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such tax treatment and tax structure; provided that this sentence does not authorize any party hereto (or any of its employees, representatives or other agents) to disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction contemplated by the this Agreement or that does not relate directly to the tax treatment and tax structure of the transaction contemplated by this Agreement (including, if applicable, the identity of the parties hereto and any information that could reasonably lead another to determine the identity of the parties hereto), or to the extent it is reasonably necessary to keep any such information confidential in order to comply with any federal or state securities law.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower~~s~~ in violation of any Requirement of Law.

Section 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

Section 9.16. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ~~COMPANY~~BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER ~~REPRESENTATIVE, ANY BORROWER~~ OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL

INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE ~~COMPANY, THE~~ BORROWER~~S~~ AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.18. No Fiduciary Duty, etc.

(a) Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties and their respective Subsidiaries with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the ~~Company~~Borrower any of its Subsidiaries or any other person. Each Loan Party agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising the Loan Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Loan Parties shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Loan Party with respect thereto.

(b) Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of~~,~~ the ~~Company, the~~ Borrower~~s~~ and other companies with which the ~~Company and the~~ Borrower~~s~~ may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Loan Parties may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Loan Parties in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

Section 9.19. [Reserved].

Section 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.21. Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.22. [Reserved].

Section 9.23. Sustainability Adjustments. If (i)(A) any Lender becomes aware of any material inaccuracy in the CarbonCount® level as reported in the ~~Company’s~~Borrower’s Pricing Certificate delivered pursuant to Section 5.01(c) (any such material inaccuracy, a “Sustainability Pricing Inaccuracy”) and such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Sustainability Pricing Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower ~~Representative~~), or (B) the ~~Company or any~~ Borrower becomes aware of a Sustainability Pricing Inaccuracy and the Borrower ~~Representative~~ and the Administrative Agent shall mutually agree that there was a Sustainability Pricing Inaccuracy at the time of delivery of the ~~Company’s~~Borrower’s Pricing Certificate delivered pursuant to Section 5.01(c), and (ii) a proper calculation of the CarbonCount® level would have resulted in an increase in the Applicable Margin or Commitment Fee Rate for any period, the Borrower~~s~~ shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders and Issuing Banks promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to ~~any~~the Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), but in any event within ten (10) Business Days after the Borrower ~~Representative~~ has received written notice of (in the case of clause (i)(A) above), or has agreed in writing that there was (in the case of clause (i)(B) above), a Sustainability Pricing Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period.

It is understood and agreed that any Sustainability Pricing Inaccuracy shall not constitute a Default or Event of Default; provided, that, the Borrower ~~Representative~~ complies with the terms of this Section 9.23 and Section 5.02(e) with respect to such Sustainability Pricing Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to ~~any~~the Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the earlier to occur of (i) written demand for such payment by the Administrative Agent in accordance with such paragraph or (ii) ten (10) Business Days after the Borrower ~~Representative~~ has received written notice of (in the case of clause (i)(A) above), or has agreed in writing that there was (in the case of clause (i)(B) above), a Sustainability Pricing Inaccuracy (such date, the “Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Inaccuracy Payment Date.

ARTICLE 10

LOAN GUARANTY

Section 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally and irrevocably guarantees to the Guaranteed Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the foregoing from, or in prosecuting any action against, ~~any~~the Borrower, any ~~other~~ Loan Guarantor or any other guarantor of all or any part of the foregoing~~,~~ (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue ~~any~~the Borrower, or any Loan Guarantor, or any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of all the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of ~~any~~the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of ~~any~~the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of all the Guaranteed Obligations).

Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of ~~any~~the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of ~~any~~the Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party.

Section 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

Section 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of ~~any~~the Borrower or otherwise (including pursuant to any settlement entered into by a Guaranteed Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of ~~any~~the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s~~’~~ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08. Release of a Loan Guarantor~~.~~

~~(a)~~ . A Loan Guarantor’s Guarantee of the Guaranteed Obligations will automatically terminate and be released, all other obligations of such Loan Guarantor under this Loan Guaranty will automatically terminate and such Loan Guarantor will automatically be released from all of its obligations under its Guarantee of the Guaranteed Obligations and this Agreement:

(~~b~~a) ~~other than with respect to the Company or any Borrower,~~ upon the sale or other disposition of Equity Interests of such Loan Guarantor, or any merger or consolidation of such Loan Guarantor with or into any Person, which results in such Loan Guarantor no longer being a Subsidiary of the ~~Company~~Borrower or the sale or disposition of all or substantially all the assets of such Loan Guarantor (other than to the ~~Company~~Borrower or a Domestic Subsidiary of the ~~Company~~Borrower that is not an Excluded Subsidiary or a Securitization Entity) so long as such sale, disposition, merger or consolidation is permitted (or not prohibited) by this Agreement;

(~~c~~b) upon delivery by the Borrower~~s~~ to the Administrative Agent of an officers’ certificate to the effect that such Loan Guarantor is an Excluded Subsidiary, a Securitization Entity or a Foreign Subsidiary (it being understood that the Borrower~~s~~ may deliver such officers’ certificate in respect of any Domestic Subsidiary of the ~~Company~~Borrower that is a Loan Guarantor if such Domestic Subsidiary of the ~~Company~~Borrower subsequently becomes an Excluded Subsidiary, a Securitization Entity or a Foreign Subsidiary);

(~~d~~c) ~~other than with respect to the Company or any Borrower,~~ if such Loan Guarantor is dissolved or liquidated and such dissolution or liquidation is not an Event of Default;

(~~e~~d) ~~other than with respect to the Company or any Borrower,~~ upon the merger of such Loan Guarantor into, or the consolidation of such Loan Guarantor with, ~~(a)~~ a Subsidiary of the ~~Company~~Borrower if the surviving or resulting entity is an Excluded Subsidiary, Securitization Entity or Foreign Subsidiary ~~or (b) the Company or another Loan Guarantor~~;

~~(f) other than with respect to the Company or any Borrower or any Effective Date Subsidiary Guarantor, if at any time the outstanding Obligated/Guaranteed Principal Amount of such Loan Guarantor (provided that, anything herein to the contrary notwithstanding, any Debt Obligations that would otherwise be included in calculating such Obligated/Guaranteed Principal Amount shall be excluded from such calculation if (x) such Loan Guarantor’s guarantee of such Debt Obligations will be released, terminated, suspended or discharged, (y) such Debt Obligations will be repaid, repurchased, defeased, redeemed or otherwise discharged or otherwise will cease to be outstanding or (z) such Debt Obligations will cease to meet the requirements for inclusion under clause (a), (b), (c), or (d) of the definition of “Obligated/Guaranteed Principal Amount,” in each case contemporaneously with the termination of such Loan Guarantor’s Guarantee of the Guaranteed Obligations) shall be less than or equal to $2,500,000, whether as a result of the release, termination, suspension or discharge of such Loan Guarantor’s guarantee of any Debt Obligations, the repayment, repurchase, defeasance, redemption or other discharge of any Debt Obligations, the release, termination, suspension or discharge of the Company’s guarantee of any Guaranteed Subsidiary Debt Obligations, or otherwise; or~~

(e) if such Loan Guarantor ceases or substantially contemporaneously ceases to (i) guarantee any Corporate Indebtedness (other than the Obligations) and (ii) have any outstanding Corporate Indebtedness issued by such Loan Guarantor, in each case, in an aggregate principal amount in excess of $2,500,000; or

(~~g~~f) if such Loan Guarantor ~~(other than any Borrower)~~ shall cease to be a Subsidiary of the ~~Company~~Borrower.

Section 10.09. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.10. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.10 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.10 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.10 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

Section 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

~~ARTICLE 11~~

~~THE BORROWER REPRESENTATIVE~~

~~Section 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article 11. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.~~

~~Section 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.~~

~~Section 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.~~

~~Section 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder, refer to this Agreement, describe such Default or Event of Default, and state that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.~~

~~Section 11.05. [Reserved].~~

~~Section 11.06. Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.~~

~~Section 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Compliance Certificate required pursuant to the provisions of this Agreement.~~

~~[Signature Page Follows]~~

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.~~

~~HAT HOLDINGS I LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~HAT HOLDINGS II LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, L.P.~~

~~By: Hannon Armstrong Sustainable Infrastructure Capital, Inc., its general partner~~

~~By:~~
~~Name:~~
~~Title:~~

~~HANNON ARMSTRONG CAPITAL, LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~HAC HOLDINGS I LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~HAC HOLDINGS II LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

~~JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Lender and Issuing Bank~~

~~By:~~
~~Name:~~
~~Title:~~

[~~OTHER BANKS~~SIGNATURE PAGES INTENTIONALLY OMITTED]

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~